EXECUTION COPY
FACILITY AGREEMENT
ATLAS AIR, INC.
as Borrower
NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Original Lender and Facility Agent
BANK OF UTAH
as Security Trustee
Dated as of January 30, 2008

Five (5) Boeing 747-8F Aircraft

i

Page
12.3 Claims Excluded	38
12.4 Insured Claims	39
12.5 Claims Procedure	39
12.6 Subrogation	40
12.7 Effect of Other Indemnities	40
12.8 Survival	40

ARTICLE XIII TAX INDEMNITIES	41

13.1 Taxes Indemnified	41
13.2 Taxes Excluded	41
13.3 Certain Agreements	44
13.4 Withholding on Payments	48
13.5 Survival	50
13.6 Non-Parties	50

ARTICLE XIV INCREASED COSTS, ETC.	50

14.1 Increased Costs	50
14.2 Certificate of Lenders	52
14.3 No Greater Obligation	52

ARTICLE XV OTHER INDEMNITIES	52

15.1 Currency Indemnity	52
15.2 Break Amounts	53
15.3 Indemnity to the Facility Agent	54
15.4 Enforcement Indemnity	54

ARTICLE XVI EVENTS OF DEFAULT	54

16.1 Events of Default	54
16.2 Exercise of Remedies	56

ARTICLE XVII THE SECURITY TRUSTEE	57

17.1 [Omitted]	57
17.2 Acceptance of Appointment	57
17.3 Duties and Responsibilities of the Security Trustee to the Finance Parties	57
17.4 Certain Rights of the Security Trustee	59
17.5 Application of Debt Service and Other Payment	59
17.6 Funds May Be Held by Security Trustee	60
17.7 Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties By other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies Held in Trust	60
17.8 Persons Eligible for Appointment as Security Trustee	61
17.9 Resignation and Removal; Appointment of Successor Security Trustee	61
17.10 Acceptance of Appointment by Successor Security Trustee	62
17.11 Merger or Consolidation of Security Trustee	63

SCHEDULE 1A	Lenders
SCHEDULE 1B	Tranches
SCHEDULE 2	Aircraft Details
SCHEDULE 3	Pre Delivery Payments, Scheduled Delivery Dates and Borrower Reimbursement Amounts
SCHEDULE 4	Anticipated Advance Dates and Amounts (No Doric Prepayment)
SCHEDULE 5	Anticipated Advance Dates and Amounts (Doric Prepayment)

EXHIBIT A	FORM OF TRANSFER CERTIFICATE
EXHIBIT B	FORM OF ADVANCE REQUEST

v

     THIS FACILITY AGREEMENT is dated as of January 30, 2008 and made by and among:
(1)	Atlas Air, Inc., a Delaware corporation, as borrower (the “Borrower”);

(2)	Norddeutsche Landesbank Girozentrale, as the original lender (the “Original Lender”);

(3)	Norddeutsche Landesbank Girozentrale, as facility agent for and on behalf of the Lenders (the “Facility Agent”); and

(4)	Bank of Utah, as security trustee for the Facility Agent and the Lenders (the “Security Trustee”).
WITNESSETH:
     WHEREAS, the Borrower has entered into the Aircraft Purchase Agreement with the Aircraft Manufacturer providing, inter alia, for the purchase of five (5) Boeing 747-8F, as more fully described below;
     WHEREAS, the Borrower has previously made certain Pre Delivery Payments to the Aircraft Manufacturer;
     WHEREAS, on the Initial Advance Date, the Borrower will borrow from the Original Lender an amount equal to the Borrower Reimbursement Amount;
     WHEREAS, on each Advance Date thereafter, the Borrower will borrow from the Lenders an amount necessary to finance certain Pre Delivery Payments (or portions thereof) required to be made under the Aircraft Purchase Agreement on such date in respect of one or more Aircraft;
     WHEREAS, the Borrower and the Security Trustee will enter into the Security Documents, for the benefit of the Finance Parties, to secure the payment and performance of the Secured Obligations;
     WHEREAS, the Guarantor will provide the Guarantee in favor of the Security Trustee, for the benefit of the Finance Parties, of payment and performance of all obligations of the Borrower under the Loan Documents; and
     WHEREAS, the Original Lender has agreed to provide certain pricing and other concessions related to Aircraft 1 and Aircraft 2 in connection with the Doric Transaction;
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Definitions. In this Agreement:
     “Advance” means each advance made by the Lenders under the Loan Facility pursuant to and in accordance with the provisions of this Agreement or, at any time after each such advance has been made, the principal amount thereof outstanding from time to time.
     “Advance Date” means, in relation to an Advance, the date on which such Advance is or is to be made.
     “Advance Payment Base Price” means, in relation to an Aircraft, the Advance Payment Base Price of such Aircraft, as set forth in Table 1 to the Assigned Aircraft Purchase Agreement as of the date of execution thereof, as adjusted or amended from time to time.
     “Advance Request” means, in relation to a proposed Advance, a notice substantially in the form of Exhibit B.
     “Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
     “After-Tax Basis” means, with respect to any payment to be received (actually or constructively) by a person, the amount of such payment plus a further payment or payments so that the net amount received (actually or constructively) by such person, after deducting from such payments the amount of all Taxes imposed on such person by any government or taxing authority with respect to such payments (net of any current credits, deductions or other Tax benefits arising from the actual or constructive payment by such person of any amount, including Taxes, with respect to the payment received or arising by reason of the receipt or accrual by such person of the payment received) is equal to the original payment required to be received.
     “AGTA” has the meaning given to the term in the Consent and Agreement.
     “Aircraft” means any or all, as the context may require, of Aircraft 1, Aircraft 2, Aircraft 3, Aircraft 4 and Aircraft 5.
     “Aircraft 1” means the Boeing 747-8F aircraft, which is the subject of the Aircraft Purchase Agreement and this Agreement, identified as such and as more particularly described in Schedule 2 (Aircraft Details), including the Airframe, Engines and Parts relating thereto, together with, as the context permits, the aircraft and engine manuals, records and other technical documents to be delivered therewith.
     “Aircraft 2” means the Boeing 747-8F aircraft, which is the subject of the Aircraft Purchase Agreement and this Agreement, identified as such and as more particularly described in Schedule 2 (Aircraft Details), including the Airframe, Engines and Parts relating thereto, together with, as the context permits, the aircraft and engine manuals, records and other technical documents to be delivered therewith.

     “Aircraft 3” means the Boeing 747-8F aircraft, which is the subject of the Aircraft Purchase Agreement and this Agreement, identified as such and as more particularly described in Schedule 2 (Aircraft Details), including the Airframe, Engines and Parts relating thereto, together with, as the context permits, the aircraft and engine manuals, records and other technical documents to be delivered therewith.
     “Aircraft 4” means the Boeing 747-8F aircraft, which is the subject of the Aircraft Purchase Agreement and this Agreement, identified as such and as more particularly described in Schedule 2 (Aircraft Details), including the Airframe, Engines and Parts relating thereto, together with, as the context permits, the aircraft and engine manuals, records and other technical documents to be delivered therewith.
     “Aircraft 5” means the Boeing 747-8F aircraft, which is the subject of the Aircraft Purchase Agreement and this Agreement, identified as such and as more particularly described in Schedule 2 (Aircraft Details), including the Airframe, Engines and Parts relating thereto, together with, as the context permits, the aircraft and engine manuals, records and other technical documents to be delivered therewith.
     “Aircraft Manufacturer” means The Boeing Company, a Delaware corporation.
     “Aircraft Purchase Agreement” means Purchase Agreement number 3134 dated as of September 8, 2006 entered into between the Aircraft Manufacturer and the Borrower, including for the avoidance of doubt all the attachments, exhibits and schedules thereto, which purchase agreement incorporates the terms of the AGTA, but only insofar as the Aircraft Purchase Agreement relates to the Aircraft.
     “Aircraft Purchase Agreement Security Assignment” means the Aircraft Purchase Agreement Security Assignment entered into between the Borrower and the Security Trustee on or about the date hereof.
     “Airframe” means, in relation to an Aircraft, such Aircraft (excluding the Engines relating thereto), together with all Parts relating thereto.
     “Anticipated Pre Delivery Payments” means, in relation to an Aircraft, the Pre Delivery Payments relating to such Aircraft to be made following the Initial Advance Date, each of which payments are set forth in Schedule 3 (each, an “Anticipated Pre Delivery Payment”).
     “Applicable Margin” means:
     (i) in relation to the Doric Loans and prior to any Doric Prepayment Date, the Doric Margin; and
     (ii) in relation to the Basic Loans, including any Doric Loans converted to Basic Loans on and after the Doric Prepayment Date, the Basic Margin;
     provided, that if the Maturity Date for any Loan is more than six (6) months after the Scheduled Delivery Date for the Aircraft relating to such Loan, the Applicable Margin for the

Tranche relating to such Aircraft shall be increased by 15 basis points per annum from and after such six month period.
     “Assigned Aircraft Purchase Agreement” has the meaning given to the term “Assigned Purchase Agreement” in the Consent and Agreement.
     “Authorization” means an authorization, consent, approval, resolution, license, exemption, giving of notice, filing or registration.
     “Available Commitment” means, at any time and in relation to any Lender, its Commitment at such time minus:
     (a) the amount of all Advances that have been made prior to such date and remain outstanding; and
     (b) in relation to any Advance requested pursuant to an outstanding Advance Request, the amount of its participation in such Advance.
     “Available Loan Facility” means, at any time, the aggregate of each Available Commitment.
     “Availability Period” means, in relation to a Tranche, the period from and including the date of this Agreement to and including the relevant Availability Termination Date.
     “Availability Termination Date” means, in relation to the Tranche relating to any Aircraft: (i) in the case of Aircraft 1 and Aircraft 2, February 28, 2009, (ii) in the case of Aircraft 3, April 30, 2009, (iii) in the case of Aircraft 4, May 31, 2009 and (iv) in the case of Aircraft 5, July 31, 2009; provided, that the Availability Termination Date for any Tranche will be extended by written notice of the Borrower to the Facility Agent for up to nine (9) months if the projected Delivery Date for such Aircraft is extended beyond the Scheduled Delivery Date for such Aircraft due to an Excusable Delivery Delay.
     “Basic Aircraft” means Aircraft 3, Aircraft 4, Aircraft 5 and, after the occurrence of any Doric Prepayment Date, Aircraft 1 and Aircraft 2.
     “Basic Loans” means, in respect of a Basic Aircraft, the outstanding Loans relating to such Basic Aircraft.
     “Basic Margin” means 1.35% per annum.
     “Boeing Termination Event” means (i) the casualty loss of any Aircraft prior to the Delivery Date thereof, if such casualty loss causes the Aircraft Purchase Agreement to be terminated with respect to such Aircraft or (ii) the beginning of any bankruptcy, insolvency or other similar proceeding involving the Aircraft Manufacturer or the inability of the Aircraft Manufacturer to pay its debt as it becomes due.
     “Borrower Pre Delivery Payments” means, in respect of an Aircraft, (i) the Pre Delivery Payments for such Aircraft made prior to the Initial Advance Date by the Borrower minus the

Borrower Reimbursement Amount for such Aircraft, as detailed in Schedule 3 and (ii) any other amounts funded by or on behalf of the Borrower (other than Advances by a Lender hereunder) in respect of Pre Delivery Payments, including but not limited to any other amounts initially funded by the Lenders and later repaid by the Borrower in accordance herewith.
     “Borrower Reimbursement Amount” means, in respect of an Aircraft, the amount identified as the “Borrower Reimbursement Amount” for such Aircraft in Schedule 3.
     “Break Amount” shall mean the amount, if any, required to be paid by the Borrower under Section 15.2.
     “Business Day” means (i) a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Hannover and Salt Lake City, Utah and (ii) as relates to any payment or prepayment of a Loan, any Quotation Date, LIBOR or any notice in relation to the foregoing, a day on which banks are open for dealings in dollar deposits in the London interbank market.
     “Change in Law” means (i) any change in, deletion from, amendment or addition to or introduction of, any applicable law or official directive (whether or not having the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally customary) or any change in the interpretation or administration thereof by any court, tribunal or other competent authority in each case from that existing as at the date of this Agreement and/or (ii) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its obligations hereunder), or the implementation of any risk based capital guideline or other similar requirement (including implementation of the risk-based capital adequacy guidelines commonly known as Basel II to the extent not reasonably foreseeable by such Lender on the Initial Advance Date), in each case made after the date of this Agreement and whether or not any such request or requirement has the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally customary.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means the assets, property and rights expressed to be pledged, subjected to security interests or assigned by, and the rights and powers given under and pursuant to, the Security Documents.
     “Commitment” means:
     (a) at any time in relation to a Lender, the amount set forth opposite its name in Schedule 1A (or as specified for such Lender in a Transfer Certificate);
     (b) in the case of any individual Aircraft, the “Tranche Amount” allocated to the Tranche for such Aircraft as set out in Schedule 1B;
in each case, to the extent not cancelled or reduced under this Agreement.

     “Consent and Agreement” means the Boeing Consent and Agreement to Collateral Assignment of Purchase Agreement entered into among the Aircraft Manufacturer, the Security Trustee and the Borrower on or about the date hereof.
     “Controlling Lenders” means:
     (a) if no amount in respect of any Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than fifty per cent (50%) of the Total Commitments; or
     (b) if any amount of the Loans is then outstanding, a Lender or Lenders whose Loans then outstanding aggregate more than fifty per cent (50%) of the aggregate amount thereof.
     “Default” means any event or circumstance which would, with the expiry of any applicable cure period, the giving of notice, the making of any relevant determination under the Operative Documents or any combination of any of the foregoing, be an Event of Default.
     “Default Rate” means, in relation to any Unpaid Sum during any Interest Period applicable to such Unpaid Sum, the rate, up to the maximum interest rate permitted under applicable law, equal to the sum of (a) LIBOR for such Interest Period, plus (b) the Applicable Margin, plus (c) two percent (2%) per annum.
     “Delivery Date” means, in relation to an Aircraft, the date on which title of such Aircraft is actually transferred by the Aircraft Manufacturer to the Borrower or its permitted designee pursuant to, and in accordance with, the provisions of the Aircraft Purchase Agreement.
     “Delivery Month Notice” means, in relation to an Aircraft, a written notice by the Borrower to the Facility Agent specifying the Delivery Notice Date.
     “Delivery Notice Date” means, in relation to an Aircraft, the expected Delivery Date for such Aircraft as specified in the Delivery Month Notice.
     “Doric” means Doric Asset Finance & Verwaltungs GmbH.
     “Doric Aircraft” means Aircraft 1 and Aircraft 2 (or either one of them as the context requires) until such time as a Doric Prepayment Date occurs.
     “Doric Loans” means, in respect of a Doric Aircraft, the outstanding Loans relating to such Doric Aircraft prior to the occurrence of a Doric Prepayment Date, it being understood that from and after any Doric Prepayment Date the Doric Loans shall be converted to Basic Loans in accordance with Section 6.4.3.
     “Doric Mandate Deed” means a deed dated December 16, 2007 between Doric and the Original Lender.
     “Doric Margin” means 1.25% per annum.

     “Doric Prepayment Amount” means, in respect of each Doric Loan, an amount equal to $12,805,889.00; provided, that if any of the expected Advances relating to Doric Loans as set out on Schedule 5 have not been made prior to the Doric Prepayment Date, the Doric Prepayment Amount shall be reduced on a pro rata basis so that after payment thereof the outstanding Doric Loans reflect the advance rates relating to the Basic Loans.
     “Doric Prepayment Date” means, in respect of the Doric Aircraft, the first Interest Payment Date after the first anniversary of the Closing Date if a Doric Trigger Event has occurred.
     “Doric Transaction” means the sale-leaseback transaction structured as a “German GmbH & Co. KG” as outlined in a Purchase and Operating Lease Proposal dated November 15, 2007 to be arranged by Doric for the Doric Aircraft.
     “Doric Trigger Event” means the occurrence of either of the following:
     (i) Doric and Borrower shall have failed to enter into a sale agreement and lease in connection with the Doric Transaction on or prior to the first anniversary of the Initial Advance Date; or
     (ii) Doric shall have definitively awarded the senior debt financing for the Doric Transaction to a party other than the Original Lender, unless the Original Lender has declined to provide such senior debt financing for any reason, including but not limited to any failure by Original Lender to obtain credit committee approval or to exercise its matching rights under the Doric Mandate Deed with respect to a proposal that is not regarded as being “off-market” or any change in market conditions, other than a breach by Doric of the Doric Mandate Deed, the failure by Doric to fulfill its conditions precedent to the obligations of Original Lender under the Doric Mandate Deed or the occurrence and continuation of an Event of Default.
     “Engine Manufacturer” means General Electric Company.
     “Engines” means, in relation to an Aircraft, the four (4) General Electric GENX-2B67 engines installed or to be installed, as the context may require, on such Aircraft, together with all Parts relating thereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.
     “Event of Default” means any event or circumstance specified as such in Section 16.1 (Events of Default).
     “Excluded Taxes” shall mean, with respect to a Tax Indemnitee or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income or capital (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of a Lender, its Facility Office in such jurisdiction and (b) in the case of a Non-U.S. Lender, (i) any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new Facility Office), except (x) to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Facility Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 13.4 or (y) if such Non-U.S. Lender is an assignee pursuant to a request by the Borrowers under Section 13.4(i), or (ii) is attributable to such Non-U.S. Lender’s failure to comply with Section 13.4(d) or 13.4(f).
     “Excusable Delivery Delay” means any delay in the Scheduled Delivery Date for an Aircraft that is not caused by the Borrower.
     “FAA” means the Federal Aviation Administration.
     “Facility Office” means the office or offices notified by a Lender to the Facility Agent (and, in turn, by the Facility Agent to the Borrower) in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
     “Federal Reserve Bank” means any Federal Reserve Bank of the United States.
     “Fee Letter” means the letter agreement between the Borrower and the Original Lender, pursuant to which the Borrower has agreed to pay Fees to the Lender.
     “Fees” means any commitment fee or other fee payable by the Borrower to any Finance Party pursuant to or in relation to the transactions contemplated by the Loan Documents.
     “Finance Parties” means, together, the Lenders, the Facility Agent and the Security Trustee (each, a “Finance Party”).
     “Finance Party Encumbrance” means any Security Interest created other than with the written approval of the Borrower on the Collateral arising as a result of or in connection with (a) claims against or affecting any Finance Party that are not related to the transactions contemplated by the Operative Documents, (b) any act or omission of any Finance Party that is not related to the transactions contemplated by the Operative Documents, or (c) Taxes (including claims therefor) or other losses, costs or other expenses imposed on any Finance Party for which the Borrower is not obligated to indemnify pursuant to this Agreement or any other Operative Document.
     “GAAP” means generally accepted accounting principles applicable in the United States of America as in effect from time to time and as applied by the Guarantor in the preparation of its public financial statements.
     “Governmental Body” means (a) any federal, state or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Loan Documents or relating to the observance or performance of the obligations of any of the parties to the Loan Documents.

     “Guarantee” means the Guarantee relating to the obligations of the Borrower under the Loan Documents and entered into between the Guarantor and the Security Trustee on or about the date hereof.
     “Guarantor” means Atlas Air Worldwide Holdings, Inc., a Delaware corporation.
     “Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
     “Illegality Event” means the occurrence of any of the following events or circumstances:
     (a) it becomes unlawful or contrary to any applicable law for any party to any of the Operative Documents to perform any of its material obligations under the Operative Documents and/or to continue as a party to any of the Operative Documents; or
     (b) all or any material part of any Operative Document becomes void, illegal, invalid, unenforceable or of limited force and effect.
     “Indemnitee” or “Indemnitees” means the Facility Agent, the Lenders, the Security Trustee and each of their respective successors, permitted assigns, directors, officers, employees and any Affiliate thereof.
     “Initial Advance” means the initial Advance under the Loan Facility equal to the Borrower Reimbursement Amount.
     “Initial Advance Date” means the date of the Initial Advance.
     “Interest Payment Date” means, in relation to each Loan (1) prior to the Maturity Date for the relevant Aircraft, the first day of each calendar month after the Advance Date for such Loan and (2) the Maturity Date of such Loan; provided, that if any Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day unless such succeeding Business Day would fall in the next calendar month in which case such Interest Payment Date shall be the immediately preceding Business Day.
     “Interest Period” means (a) in relation to each Advance, each period determined in accordance with Section 4.2 (Interest Periods), including any Stub Period, and (b) in relation to an Unpaid Sum, each period determined in accordance with Section 4.3 (Default Interest).
     “Lender” means:
     (a) the Original Lender; and
     (b) any Permitted Transferee which has become a Party in accordance with Article XX (The Finance Parties; Assignment by the Original Lender),
     which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

     “Lenders’ Purchase Price” has the meaning set forth in the Consent and Agreement.
     “LIBOR” means, for any Interest Period in relation to any Advance or any Unpaid Sum:
     (a) the Screen Rate for such Interest Period; or
     (b) if no Screen Rate is available for dollars or for such Interest Period, the arithmetic mean of the rates (rounded up to the nearest 1/100th of one per cent) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Date for the offering of deposits in dollars and for a period comparable to the relevant Interest Period of such Advance or such Unpaid Sum, as the case may be; provided, that, in the event that LIBOR is required to be determined in respect of any Interest Period that has a duration of less than one month, “LIBOR” shall mean a per annum rate equal to the Lenders’ cost of funding for such Interest Period, but only if such rate is less than the rate calculated above for a one month period.
     “Loan” means, in relation to a Tranche, the aggregate of the Advances made or to be made under the Loan Facility in relation to such Tranche in accordance with the provisions of this Agreement (together, the “Loans”).
     “Loan Documents” means all of the Operative Documents other than the Assigned Aircraft Purchase Agreement.
     “Loan Facility” has the meaning set forth in Section 2.1.1.
     “Long Stop Date” means, in respect of an Aircraft, the date that is nine (9) calendar months following the Scheduled Delivery Date for such Aircraft.
     “Material Adverse Change” means a material adverse change in the Guarantor’s or the Borrower’s business, operating or financial condition, that materially affects its ability to perform its obligations under the Operative Documents.
     “Maturity Date” means, in relation to each Loan, the earlier of (i) the Delivery Date of the Aircraft to which such Loan relates, and (ii) the last day of the month that is six (6) months after the Scheduled Delivery Date for such Aircraft; provided, however that if an Aircraft delivery is delayed beyond such (6) six-month period due to an Excusable Delivery Delay, the Maturity Date for such Aircraft shall be the earlier of the Delivery Date of the Aircraft to which such Loan relates or the Long Stop Date of such Aircraft.
     “Maximum Drawable Principal Amount” means:
     (a) in respect of each Doric Aircraft, a maximum of $61,864,200.00 for each Doric Aircraft; and

     (b) in respect of the Basic Aircraft, a maximum of $48,439,669.00 for Aircraft 1 and Aircraft 2 (subsequent to any Doric Prepayment Date), $48,695,240.00 for Aircraft 3, $48,816,918.00 for Aircraft 4 and $49,072,489.00 for Aircraft 5.
     “Non-U.S. Lender” shall mean a Lender that is not a “United States person” as such term is defined in Section 7701(a)(30) of the Code.
     “Operative Documents” means, together, this Agreement, the Fee Letter, the Assigned Aircraft Purchase Agreement, the Security Documents and any other document designated as such by the Facility Agent and the Borrower (each, an “Operative Document”).
     “Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the fiscal year ended December 31, 2006 and the unaudited consolidated financial statements of the Guarantor for the fiscal quarter ended September 30, 2007.
     “Original Lender” has the meaning set forth in the Recitals of this Agreement.
     “Parts” means all appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) complete Engines or engines and (b) cargo containers) which may from time to time be incorporated or installed in or attached to or removed from (if not replaced) any Aircraft or any Engine.
     “Party” means a party to this Agreement.
     “Permitted Encumbrance” means, as relates to any Collateral:
     (a) any Security Interest expressly contemplated by the terms of any Operative Document and/or granted in favor of one or more of the Finance Parties in connection with the transactions expressly contemplated by the Operative Documents;
     (b) any Security Interest the creation of which has been expressly permitted in writing by the Facility Agent (acting on the instructions of all the Lenders);
     (c) any Security Interest for Taxes either not yet due or being contested in good faith by appropriate proceedings (and for which adequate reserves have been provided in accordance with GAAP), so long as the continuing existence of such Security Interest during such proceedings do not involve any material risk of the sale, forfeiture, seizure, detention or loss of any of such Collateral or any interest therein;
     (d) any Security Interest arising out of any judgment or award against the Borrower or Guarantor with respect to which an appeal or proceeding for review is being prosecuted diligently and in good faith, so long as such Security Interest does not involve any material risk of the sale, forfeiture, seizure, detention or loss of any of such Collateral or any interest therein;
     (e) the interest of the Aircraft Manufacturer in any Aircraft;

     (f) any letter of intent or agreement (including any conditional loan, lease, purchase or sale) entered into by Borrower in connection with the Doric Transaction or any other long term financing of any Aircraft, which requires as a condition precedent to such financing the satisfaction in full of all amounts owing in respect of the related Tranche; and
     (g) any Finance Party Encumbrance.
     “Permitted Investment” means each of (i) obligations of, or guaranteed by the United States Government or agencies of either thereof entitled to the full faith and credit of the United States Government, (ii) open market commercial paper of any corporation incorporated under the laws of the United States of America or any member of the European Union rated at least P-1 or its equivalent by Moody’s or at least A-1 or its equivalent by S&P, (iii) certificates of deposit issued by commercial banks organized under the laws of the United States or any member of the European Union or of any political subdivision thereof having a combined capital and surplus in excess of $250,000,000.00 which banks or their holding companies have a rating of A or its equivalent by Moody’s or S&P; provided, however, that the aggregate amount at any one time so invested in certificates of deposit issued by any one bank shall not exceed 5% of such bank’s capital and surplus, and (iv) repurchase agreements with any financial institution meeting the standards set forth in clause (iii) above with any of the obligations described in clauses (i) through (iii) as collateral; provided that any such investment shall be denominated in Dollars and shall mature within 30 days from the date of making such investment.
     “Permitted Transferee” means a bank that (i) is or has been engaged in the aircraft finance business, specifically in connection with pre delivery payment financing transactions and (ii) has a Standard & Poor’s senior long term unsecured rating of not less than A- or a Moody’s senior long term unsecured rating of not less than A3, in each case at the time of transfer.
     “Pre Delivery Payment” means, in relation to an Aircraft, each pre delivery deposit payment (excluding for the avoidance of doubt the final installment of the purchase price payable to the Aircraft Manufacturer in relation to such Aircraft on the Delivery Date of such Aircraft) made or to be made pursuant to the Aircraft Purchase Agreement in relation to the Advance Payment Base Price of such Aircraft to the Aircraft Manufacturer prior to the Delivery Date of such Aircraft.
     “Pre Delivery Payment Dates” means, in relation to an Aircraft, the first New York business day of the relevant months set forth in the first column of Schedule 3 (each, a “Pre Delivery Payment Date”).
     “Purchase Agreement Termination Event” means any event or circumstance other than a Boeing Termination Event which results in the termination of all or any part (including as to a particular Aircraft) of the Assigned Aircraft Purchase Agreement in accordance with the provisions thereof.
     “Quotation Date” means, in relation to any Interest Period, two (2) London Business Days before the first day of that period.

     “Reference Banks” means the principal London offices of Norddeutsche Landesbank Girozentrale, Citibank, N.A. and Barclays Bank plc, or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.
     “Relevant Event” means any of the following events or circumstances:
     (a) a Default; or
     (b any Purchase Agreement Termination Event with respect to an Aircraft as to which there is an outstanding Advance.
     “Relevant Purchase Agreement Event” means a Boeing Termination Event or a Purchase Agreement Termination Event.
     “Remarketing Expenses” means all costs, expenses (including legal fees and the fees and costs of any technical or other advisers which either the Facility Agent or the Security Trustee may deem necessary), losses, taxes, liabilities, obligations, fees incurred or suffered or to be incurred or suffered, after the date hereof, by any of the Facility Agent, Security Trustee or Lenders in relation to and including, without limitation, remarketing, reconfiguring, repainting, insuring, storing, inspecting, transporting, maintaining, repairing, overhauling, performing maintenance checks on, any Aircraft and/or any Engine or any part of any of them or in relation to putting any Aircraft and/or any Engine or any part of any of them into a condition or in the provision of goods and/or services required in relation to or to facilitate any proposed sale or lease thereof.
     “Responsible Officer” means, with respect the Borrower or the Guarantor, any corporate officer who, in the normal performance of his or her responsibilities, with respect to the subject matter of any covenant, agreement or obligation of the Borrower or the Guarantor pursuant to any Operative Document, would have responsibility for and knowledge of such matter and the requirements of any Operative Document with respect thereto.
     “Scheduled Delivery Date” means, in relation to an Aircraft, the last day of the Scheduled Delivery Month.
     “Scheduled Delivery Month” means, in relation to an Aircraft, the month set forth in Schedule 3 for such Aircraft.
     “Screen Rate” means, for any Interest Period, the rate displayed on the LIBOR01 page of the Reuters screen (rounded up to the nearest 1/100th of one per cent) on the Quotation Date for such Interest Period. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Lenders and with the agreement of the Borrower (not to be unreasonably withheld or delayed).
     “Secured Obligations” means all payment and performance obligations of the Borrower owed to any of the Finance Parties under the Loan Documents, including, without limitation, the principal of, and interest on, the Loans together with Break Amount and any expenses incurred in connection with the exercise of remedies under the Security Documents.

     “Securities Act” means the Securities Act of 1933.
     “Security Documents” means the Aircraft Purchase Agreement Security Assignment, the Consent and Agreement and the Guarantee (each, a “Security Document”).
     “Security Interest” means any encumbrance or security interest whatsoever, howsoever created or arising including (without prejudice to the generality of the foregoing) any right of ownership, security interest, mortgage, pledge, charge, encumbrance, lien, prior claim, assignment, trust, statutory right in rem, title retention, attachment, levy, claim, right of possession or detention, right of set off (but excluding any right of set off arising by way of operation of law) or any agreement or arrangement having a similar effect to any of the foregoing.
     “Security Proceeds” means any and all amounts received by the Security Trustee in respect of the enforcement or exercise of any claim, right or remedy in respect of or in connection with the Collateral and all other amounts received by the Security Trustee in respect of the enforcement or exercise of any claim, right or remedy in respect of or in connection with the Collateral, including, but not limited to, (a) any proceeds from the disposition of all or part of the Assigned Aircraft Purchase Agreement or the Aircraft after taking delivery thereof, whether received in one lump sum or over a period of time (including, without limitation, under any lease entered into by the Security Trustee pursuant to the foregoing) and (b) the proceeds of any action, judgment or enforcement action collected by the Security Trustee under the Security Documents (including, without limitation, any proceeds received from the Aircraft Manufacturer under the Assigned Aircraft Purchase Agreement).
     “Stub Period” is defined in Section 4.2.2.
     “Subsidiary” means, in relation to any person, any other person:
     (a) which is controlled, directly or indirectly, by the first mentioned person;
     (b) more than half the issued share capital or other ownership interests of which is beneficially owned, directly or indirectly by the first mentioned person; or
     (c) which is a Subsidiary of another Subsidiary of the first mentioned person, and for this purpose, a person shall be treated as being controlled by another if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
     “Tax” means all present and future fees (including, without limitation, license, documentation and registration fees), taxes, levies, imposts, withholdings, deductions, duties or charges of any nature whatsoever, and wheresoever imposed or withheld, including (without limitation) value added tax or any other tax in respect of added value (including, without limitation, goods and services, sales and harmonized sales taxes) and any franchise, transfer, sales, use, business, occupation, excise, income, gross receipt, personal property, real property, stamp or other tax, in each case imposed by any taxing or governmental authority or agency, together with any penalties, additions to tax, fines or interest thereon (and “Taxes” and “Taxation” shall be construed accordingly).
     “Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
     “Tax Indemnitee” means the Security Trustee, the Lenders, the Facility Agent, any Affiliate of any thereof, and the respective successors and permitted assigns of each of the foregoing persons and shall also include any combined, consolidated or affiliated tax group of which any such person is or shall become a member and any member of such group.
     “Total Commitments” means the aggregate of the Commitments, being $270,313,047.00 at the date of this Agreement.
     “Tranche” has the meaning set forth in Section 2.1.1.
     “Tranche Availability” means, in relation to each Tranche, the portion of the Available Loan Facility allocable to such Tranche as set forth in Schedule 1B (Tranches) up to the Maximum Drawable Principal Amount for the Aircraft relating to such Tranche.
     “Transaction Costs” means the fees, costs and expenses due from the Borrower through the Initial Advance Date pursuant to and subject to Article XI (Fees and Expenses).
     “Transfer Certificate” means a certificate substantially in the form of Exhibit A or any other form agreed between the Facility Agent (acting on the instructions of the Controlling Lenders) and the Borrower.
     “Transfer Date” means, in relation to a transfer, the later of:
     (a) the proposed Transfer Date specified in the Transfer Certificate; and
     (b) the date on which the Facility Agent executes the Transfer Certificate.
     “Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.
     “Voluntary Prepayment” has the meaning set forth in Section 6.5.
     1.2 Construction.
     1.2.1 Unless a contrary indication appears, a reference in this Agreement to:
               (i) the “agreed form” of any Security Document means the form of such Security Document which on the date hereof has been agreed by the Borrower and the Facility Agent (acting on the instructions of the Lenders);
               (ii) any “applicable law” means (a) applicable laws, statutes, decrees, decree laws, acts, codes, regulations, legislation, treaties, conventions and similar instruments and, in respect of any of the foregoing, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments, in each case, as amended, modified, varied or supplemented from time to time, (b) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time and (c) applicable orders, guidelines, notices, guidance, rules and regulations of any state or government or any government entity, in each case having the force of law or compliance with which is generally customary;
               (iii) any person includes its and any subsequent successors in title, permitted assigns and permitted transferees;
               (iv) “assets” includes present and future properties, revenues and rights of every description;
               (v) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
               (vi) an “Operative Document” or any other agreement or instrument is a reference to that Operative Document or other agreement or instrument as amended, supplemented or novated in accordance with the terms thereof and of this Agreement or any other Operative Document, together with all exhibits, schedules and other attachments thereto;
               (vii) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;
               (viii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organization;
               (ix) except as otherwise expressly set out hereto, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination;
               (x) a reference to a “third party” is a reference to any person other than a Party;
               (xi) unless the context shall otherwise require, a provision of law is a reference to that provision as amended or re enacted; and
               (xii) a time of day is, unless stated otherwise, a reference to New York time.
          1.2.2 Section and Schedule headings are for ease of reference only.

          1.2.3 Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.
     1.3 Currency Symbols and Definitions. “$” and “dollars” denote the lawful currency of the United States of America.
ARTICLE II
THE FACILITIES
     2.1 The Loan Facility.
          2.1.1 Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower during the Availability Period a dollar loan facility in an amount equal to the Total Commitments (the “Loan Facility”). The Loan Facility shall be divided into five (5) tranches, each relating to one of the Aircraft, as set out in Schedule 1B (each, a “Tranche”).
          2.1.2 The Borrower hereby irrevocably directs the Lenders, the Facility Agent and the Security Trustee to make payment of all Advances (other than Advances in respect of the Borrower Reimbursement Amounts) directly to the Aircraft Manufacturer in the manner contemplated by the Consent and Agreement. The Lenders shall pay the Borrower Reimbursement Amounts directly to the Borrower on the Initial Advance Date.
     2.2 Lenders’ Rights and Obligations.
          2.2.1 The obligations of each Lender under the Loan Documents are several. Failure by a Lender to perform its obligations under the Loan Documents does not affect the obligations of any other Finance Party under the Loan Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Loan Documents.
          2.2.2 The rights of each Lender under or in connection with the Loan Documents are separate and independent rights and any debt arising under the Loan Documents to a Lender from the Borrower shall be a separate and independent debt.
     2.3 Purpose.
          2.3.1 On the Initial Advance Date, Lenders shall pay to Borrower the Borrower Reimbursement Amounts. Thereafter, the Borrower shall apply all amounts borrowed by it under each Tranche solely towards the financing of Pre Delivery Payments in respect of the Aircraft to which such Tranche relates, in each case in accordance with the terms of the Loan Documents and the Aircraft Purchase Agreement.
          2.3.2 The Borrower shall not apply any amount borrowed by it under a Tranche towards the financing or refinancing of Pre Delivery Payments in respect of any aircraft other than the Aircraft to which that Tranche relates or for any other purpose except the purpose referred to in Section 2.3.1.

          2.3.3 The Pre Delivery Payments are set out in Schedule 3 and are based on the Advance Payment Base Price as of the date hereof. If there shall be any adjustment to the Advance Payment Base Price for any Aircraft, subject to Section 10.6, the Borrower shall notify the Facility Agent thereof and shall deliver to the Facility Agent a revised Schedule 3 hereto, which revised schedule shall supersede and replace the then existing Schedule 3 hereto.
     2.4 Monitoring. No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
ARTICLE III
ADVANCES
     3.1 Delivery of an Advance Request. Subject to Article VII (Conditions of Advance), the Borrower may utilize the Loan Facility by delivering to the Facility Agent a duly completed Advance Request not later than 11:00 a.m. on the third (3rd) Business Day prior to the proposed Advance Date in relation to such Advance. The Facility Agent shall, promptly upon receipt of an Advance Request, send a copy thereof to each of the Lenders and the Security Trustee.
     3.2 Completion of an Advance Request. Each Advance Request is irrevocable and will not be regarded as having been duly completed unless:
          3.2.1 Such Advance Request specifies each Tranche under which Advances are being requested;
          3.2.2 the proposed Advance Date is a Business Day within the Availability Period applicable to each such Tranche and is a Pre Delivery Payment Date for the Aircraft relating to such Tranche as specified on Schedule 3; provided, that in the event that a Pre Delivery Payment Date is not a Business Day, the Advance Date in respect of such Pre Delivery Payment shall be the next succeeding Business Day; and
          3.2.3 the amount of the Advance complies with Section 3.3 (Amount).
     3.3 Amount.
          3.3.1 The amount specified for each Tranche in the Advance Request for the proposed Advance must be in an amount:
     (a) in the case of the Initial Advance, equal to the Borrower Reimbursement Amount for such Tranche;
     (b) in respect of any Advance (other than the Initial Advance) relating to the Tranche (i) for a Basic Aircraft (including any Doric Aircraft after a Doric Trigger Event), no greater than 80% of the related Pre Delivery Payment and (ii) for any Doric Aircraft (prior to a Doric Trigger Event), no greater than 100% of the related Pre Delivery Payment;

     (c) no greater than the amount specified for such Tranche for the applicable Advance Date (i) prior to any Doric Trigger Event, Schedule 4 and (ii) on and after any Doric Trigger Event, Schedule 5;
     (d) no greater than the Tranche Availability for such Tranche as of the relevant Advance Date; and
     (e) that shall not, when aggregated with all previous Advances made prior to the proposed Advance Date and all other Advances requested on the proposed Advance Date, cause the Total Commitments to be exceeded.
     For the avoidance of doubt, an Advance shall not include any amount of interest payable by the Borrower to the Aircraft Manufacturer on account of the Advance being made on a date adjusted by the proviso in Section 3.2.2.
     3.4 Lenders’ Participation.
          3.4.1 If the conditions precedent in relation to an Advance have been fulfilled or waived by the Facility Agent, each Lender shall make its participation in the relevant Advance available through its Facility Office.
          3.4.2 The amount of each Lender’s participation in any Advance will be equal to the proportion borne by its Available Commitment to the Available Loan Facility immediately prior to making such Advance multiplied by the amount of such Advance. In no event shall a Lender be required to make a disbursement in excess of its Available Commitment.
          3.4.3 The Facility Agent shall notify the Lenders and the Security Trustee of the amount of each Advance and each Lender’s participation therein promptly following receipt of the Borrower’s delivery to it of an Advance Request.
     3.5 Evidence of Debt.
          3.5.1 Each Lender shall maintain in accordance with its usual practice in the ordinary course of business an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          3.5.2 The Facility Agent shall maintain accounts in the ordinary course of business in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Security Trustee hereunder for account of the Lenders and each Lender’s share thereof.
          3.5.3 The entries made in the accounts maintained pursuant to Section 3.5.1 or 3.5.2 shall, absent gross negligence or manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the

Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
ARTICLE IV
INTEREST
     4.1 Calculation and Payment of Interest. The Borrower agrees to pay to the Security Trustee, for account of the Lenders, interest on each Advance on each Interest Payment Date, which interest shall accrue on each Advance in dollars for each Interest Period relating thereto in arrears at a percentage rate per annum which is the aggregate of (a) LIBOR and (b) the Applicable Margin.
     4.2 Interest Periods.
          4.2.1 Each Interest Period relating to an Advance shall start on and include (in the case of the first such period) the Advance Date of such Advance or (in the case of each such subsequent period referable to such Advance) the last day of the immediately preceding Interest Period referable thereto and end on but exclude the next succeeding Interest Payment Date.
          4.2.2 The Borrower shall, in respect of the Loans relating to an Aircraft, have the option of shortening the length of the Interest Period for such Loans during which the Scheduled Delivery Date for such Aircraft is scheduled to occur by delivering a Delivery Month Notice to the Facility Agent not later than three (3) Business Days prior to the end of the immediately preceding Interest Period; provided, that if Borrower does not deliver a Delivery Month Notice to the Facility Agent, the “Delivery Notice Date” for such Aircraft shall be its Scheduled Delivery Date. If a Delivery Month Notice is delivered in respect of any Aircraft, the Interest Period for the related Tranche shall end on the Delivery Notice Date for such Aircraft specified in such Delivery Month Notice, and the Facility Agent shall notify the Borrower of the applicable LIBOR rate for such Interest Period. If, for any reason, the Delivery Date for any Aircraft does not take place on its Delivery Notice Date, subject in all cases to the indemnification obligations of the Borrower hereunder (including in respect of Break Amounts, if any), the Lenders shall rollover the Loans of the related Tranche to the new anticipated Delivery Date identified to the Facility Agent by the Borrower (the period from Delivery Notice Date to the Delivery Date being the “Stub Period”). In connection with any Interest Period ending on the Delivery Notice Date or any Stub Period that has a duration of less than one month, if the Facility Agent shall determine that the Lenders’ cost of funding for such Interest Period is higher than the prevailing one-month LIBOR, it shall notify the Borrower of the proposed rate based on the Lender’s cost of funding and the Borrower shall have the option of (i) accepting such proposed rate as the applicable LIBOR for such Interest Period, or (ii) requiring the Facility Agent to use one-month LIBOR for such Interest Period and paying all Break Amounts, if any, incurred by the Lenders in connection therewith (provided that no “positive” Break Amount resulting from the utilization of the option of this clause (ii) shall be payable to the Borrower by the Lenders).

     4.3 Default Interest.
          4.3.1 The Borrower agrees to pay to the Security Trustee, on demand, interest on any Unpaid Sum at a per annum rate equal to the Default Rate from the due date of such Unpaid Sum up to the date of actual payment, both before, on and after judgment.
          4.3.2 During an Event of Default that is continuing, the Facility Agent will divide the period beginning on the due date for the relevant Unpaid Amount and ending on the date of payment into successive Interest Periods of such length as it will decide in its discretion. Default interest payable under this Section 4.3 in relation to any Interest Period shall accrue at the Default Rate applicable to such Interest Period.
          4.3.3 Notwithstanding Section 4.3.2, if the relevant Unpaid Sum is a principal amount of a Loan and becomes due and payable before the last day of its current Interest Period applicable to the relevant Loan, then:
          (i) the first Interest Period for that Unpaid Sum will be the unexpired portion of the current Interest Period applicable to the relevant Loan; and
          (ii) the Interest Period used to determine the Default Rate applicable thereto shall be current Interest Period applicable to the relevant Loan.
     After the expiry of the first Interest Period for that Unpaid Sum, the rate on the Unpaid Sum will be calculated in accordance with Section 4.3.2.
     4.4 Notification of Rates of Interest. The Facility Agent shall promptly notify the Lenders, the Security Trustee and the Borrower of the determination of a rate of interest under this Agreement on the Quotation Date; provided that the Facility Agent’s failure to so notify the Lenders and the Borrower shall not relieve the Borrower of its obligation to pay interest payable hereunder or any obligation under any Loan Document nor shall it give rise to any claim against the Facility Agent or any Lender by the Borrower.
     4.5 Absence of Quotations. Subject to Section 4.6 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Date, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
     4.6 Market Disruption.
          4.6.1 Subject to Section 4.7, if a Market Disruption Event occurs on the Quotation Date in relation to an Advance for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:
          (i) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding such Advance (rounded up to the nearest 1/100th of one per cent); and
          (ii) the Applicable Margin.

          4.6.2 In this Agreement “Market Disruption Event” means the occurrence of any event such that at or about 11:00 am (London time) on the Quotation Date for the relevant Interest Period the Screen Rate is not available and only one or none of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for dollars and the relevant Interest Period as contemplated in Section 4.5.
     4.7 Alternative Basis of Interest or Funding.
          4.7.1 If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
          4.7.2 Any alternative basis agreed pursuant to Section 4.7.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
     4.8 Certificates and Determinations. Any certification or determination by a Finance Party of a rate or amount under any Loan Document, absent gross negligence or manifest error by such Finance Party, is prima facie evidence of the matters to which it relates.
     4.9 Day Count Convention. Any interest or commitment fee accruing under a Loan Document will accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.
ARTICLE V
REPAYMENT
     5.1 Repayment. The Borrower shall repay each outstanding Loan, together with accrued interest thereon to the date of repayment and Break Amount, if any, owing to the Lenders and all other amounts then payable to the Finance Parties hereunder and under the Loan Documents, in full in a single installment on the Maturity Date relating to such Loan.
     5.2 Re-borrowing. The Borrower may not re-borrow any Loans that have been cancelled (pursuant to Section 6.1), prepaid or repaid.
ARTICLE VI
PREPAYMENT AND CANCELLATION
     6.1 Partial Cancellation. If the Borrower does not utilize a Loan that is available for utilization within the relevant Availability Period, the Total Commitments shall be reduced and partially cancelled by an amount equal to such unutilized Loans and the Commitment of the Lenders shall be reduced and partially cancelled accordingly.

     6.2 Illegality.
          6.2.1 Notwithstanding any other provision in this Agreement, if any Change in Law or Illegality Event shall make it unlawful for any Lender to maintain its Commitment or its portion of the Loans, then the affected Lender shall deliver to Borrower and Facility Agent a written certification describing in reasonable detail the events giving rise to such unlawfulness. Upon receipt by Borrower of such notice, the Borrower and such Lender shall negotiate for a period of sixty (60) days in an effort to mitigate such illegality. During such mitigation period the affected Lender shall not be required to make any Advances to the Borrower hereunder. If after such mitigation period, such unlawfulness cannot be resolved, then the provisions of Section 6.2.2 shall apply.
          6.2.2 If there shall have occurred and be continuing an event with respect to a Lender of the type described in Section 6.2.1 (an “Impaired Lender”), then the Facility Agent may and, if so instructed by the Borrower shall:
          (i) notify the Borrower and each other Lender that such unlawfulness has occurred and give notice that (a) if no Advance shall then have been made by such Impaired Lender, no Advance shall be made to the Borrower by such Impaired Lender or (b) if an Advance shall then have been made by such Impaired Lender, no further Advances shall be made to the Borrower by such Impaired Lender, and request each other Lender to take up the relevant portion of such Impaired Lender’s commitments, if any, in which case each such other Lender may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Lender’s commitments by providing written notice of such assumption to the Facility Agent within five (5) Business Days, and if such other Lender does not so elect in writing to assume its pro rata share of the Impaired Lender’s commitments, the Facility Agent shall send a further notice to each remaining Lender, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available commitments of such Impaired Lender on a pro rata basis by providing written notice of such assumption to the Facility Agent within (5) Business Days; and
          (ii) notify the Borrower and each other Lender that such unlawfulness has occurred and, to the extent that applicable laws do not require the immediate repayment of all or a portion of such Impaired Lender’s Loans, request each other Lender to assume the relevant portion of such Impaired Lender’s Loans, in which case each such other Lender may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Lender’s Loans by providing written notice of such assumption to the Facility Agent within five (5) Business Days and otherwise complying with the procedure set out in Section 21.5 (Procedure for transfer), and if any other Lender does not so elect in writing to assume its pro rata share of the Impaired Lender’s Loans, the Facility Agent shall send a further notice to each remaining Lenders, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Loans of such Impaired Lender on a pro rata basis by providing written notice of such assumption to the Facility Agent within (5) Business Days and otherwise complying with the procedure set out in Section 21.5 (Procedure for transfer); and
          (iii) to the extent that any of such Impaired Lender’s Loans are not assumed by one or more of the other Lenders as contemplated in 6.2.1(ii) above, or that applicable laws require the immediate repayment of all or a portion of such Impaired Lender’s Loans, require the Borrower to repay the Loans advanced by such Impaired Lender in full together with accrued interest, Break Amount, if any, and all other amounts accrued and owing to such Impaired Lender under the Loan Documents, whereupon the Borrower shall on the date specified in such notice (which shall be the earlier of the date on which applicable laws require the immediate repayment of all or a portion of such Impaired Lender’s Loans and the Interest Payment Date first occurring not earlier than ten (10) Business Days from the date of such notice), repay in full all such amounts.
          6.2.3 For the avoidance of doubt, the failure by any Lender to provide written notice of assumption of an Impaired Lender’s commitments or Loans within the relevant time frame contemplated by Section 6.2.2 (i) or (ii), as applicable, shall be conclusive evidence that such Lender has elected not to assume any such additional commitments or Loans. To the extent that any of such Impaired Lender’s commitments or Loans are not assumed by one or more of the other Lenders as contemplated in Section 6.2.2(i) and (ii) above, as applicable, the unassumed portion will be cancelled and the Total Commitments will be reduced accordingly.
     6.3 Relevant Purchase Agreement Event.
          6.3.1 The Borrower shall, forthwith upon obtaining knowledge of the occurrence of a Relevant Purchase Agreement Event, notify the Facility Agent thereof.
          6.3.2 If there shall have occurred a Relevant Purchase Agreement Event which relates to all of the Aircraft, the Facility Agent, if so instructed by Controlling Lenders, shall notify the Borrower that, based on such Relevant Purchase Agreement Event, (a) if no Advance shall then have been made, no Advance shall be made to the Borrower or (b) if an Advance shall then have been made, no further Advances shall be made to the Borrower.
          6.3.3 If there shall have occurred a Relevant Purchase Agreement Event which relates to one or more (but not all) of the Aircraft, the Facility Agent, if so instructed by Controlling Lenders, shall notify the Borrower that, based on such Relevant Purchase Agreement Event, (a) if no Advance in relation to the affected Aircraft shall then have been made, no Advance in relation to such affected Aircraft shall be made to the Borrower or (b) if an Advance in relation to such affected Aircraft shall then have been made, no further Advances in relation to such affected Aircraft shall be made to the Borrower.
     6.4 Mandatory Prepayment.
          6.4.1 If a Relevant Purchase Agreement Event has occurred with respect to one or more Aircraft, the Loans relating to the affected Aircraft shall, on the fifth Business Day thereafter, be prepaid in full, but not in part, together with accrued interest thereon to the date of prepayment and Break Amount, if any, owing to the Lenders and all other amounts then payable to the Finance Parties hereunder and under the Loan Documents.
          6.4.2 If a Doric Trigger Event occurs, then on the Doric Prepayment Date, each Doric Loan shall be prepaid in part by an amount equal to the Doric Prepayment Amount for such Doric Loan. In such event, without further act or agreement of the parties, from the Doric Prepayment Date onward Schedule 5 shall replace Schedule 4 and the Doric Loans shall be converted to Basic Loans for all purposes of this Agreement. For the avoidance of doubt, except for the Doric Prepayment Amounts, there shall be no true-up or claw-back for any of the respective rights or obligations of the parties in respect of the Doric Loans prior to the Doric Prepayment Date, including but not limited to any increase in Fees or interest paid or to be paid by Borrower in connection with the Doric Loans for the period prior to the Doric Prepayment Date.
          6.4.3 If any “Manufacturer Change” or “Operator Change” (each as defined in Section 3.2 of the Assigned Aircraft Purchase Agreement) would in the aggregate increase the Lenders’ Purchase Price payable in respect of such Aircraft by more the $2,000,000.00, Borrower will on the next Interest Payment Date prepay the Loans relating to such Aircraft in the amount by which such increase exceeds $2,000,000.00.
     6.5 Voluntary Prepayment. The Borrower may prepay on any Interest Payment Date in whole or in part any of the outstanding Loans, together with accrued interest thereon, Break Amount, if any, and all other amounts due and owing by the Borrower under the Loan Documents if, (a) it gives the Facility Agent not less than four (4) Business Days prior written notice and (b) the amount of any prepayment is not less than $2,000,000.00 or any higher integral multiple of $1,000,000.00 (a “Voluntary Prepayment”). There shall be no early prepayment fees or penalties in connection with any such Voluntary Prepayment.
     6.6 Right of Repayment and Cancellation in Relation to a Single Lender. If:
          (i) any sum payable to any Lender by the Borrower is required to be increased under sub-Section 13.4(b) (Withholding on Payments); or
          (ii) any Lender claims indemnification from the Borrower under Section 14.1 (Increased Costs), the Borrower may, while the circumstance giving rise to the requirement or indemnification continues, upon not less than thirty (30) days (or such shorter period as the relevant Lender may agree) prior notice to the Facility Agent and such Lender cancel the commitment of that Lender and repay that Lender’s Loans together with accrued interest thereon and Break Amount, if any, and such Lender’s allocable share of all other amounts due and owing by the Borrower under the Loan Documents.
     6.7 Voluntary Reduction of Commitments.
          6.7.1 The Borrower may, upon not less than five (5) Business Days prior notice to the Facility Agent, cancel any part of and reduce the Available Loan Facility. Any cancellation under this Section 6.7 shall reduce the Commitments of the Lenders ratably.
          6.7.2 Any reduction of the Available Loan Facility made pursuant to this Section 6.7 shall be made in a minimum amount of $1,000,000.00.

     6.8 Restrictions.
          6.8.1 Any notice of cancellation or prepayment given by any Party under this Article VI shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. No cancelled or prepaid portion of the Total Commitments or the Loans may be re-instated or re-borrowed.
          6.8.2 Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, Break Amount, if any, prepayment penalties, if any, and other amounts due and owing under the Loan Documents.
          6.8.3 The Borrower shall not repay or prepay all or any part of any Loan or cancel all or any part of the Commitments in the manner expressly provided for in this Agreement.
          6.8.4 If the Facility Agent receives a notice under this Article VI it shall promptly forward a copy of that notice to either the Borrower or the affected Lenders, as appropriate.
ARTICLE VII
CONDITIONS PRECEDENT TO ADVANCES
     7.1 Conditions Precedent to Initial Advance. The Borrower may not draw the Initial Advance and the Lenders shall not be required to make the initial Advances unless the following conditions precedent have been fulfilled to the satisfaction of, or (with the exception of Section 7.1.7, which the Facility Agent shall not be permitted to waive) waived in writing by, the Facility Agent (acting upon instructions of the Controlling Lenders):
          7.1.1 The Facility Agent shall have received the following documentation:
     (a) An original copy of each Loan Document executed by each of the parties thereto (other than the Finance Parties); and
     (b) the Original Financial Statements of the Guarantor, to the extent not made available on the Guarantor’s website.
          7.1.2 The Facility Agent shall have received a certificate of the Borrower signed by a Responsible Officer:
     (a) attaching true and complete copies of its constitutive documents, its by-laws and a certificate of status, compliance or like certificate from the appropriate governmental authority;
     (b) certifying that the person or persons who execute and deliver on behalf of the Borrower the Loan Documents to which it is a party are authorized to take such action on behalf of the Borrower; and

     (c) certifying the signatures of the person or persons referred to in paragraph 7.1.2(b) above.
     7.1.3 The Facility Agent shall have received a certificate of the Guarantor signed by a Responsible Officer:
     (a) attaching true and complete copies of its constitutive documents, its by-laws and a certificate of status, compliance or like certificate from the appropriate governmental authority;
     (b) certifying that the person or persons who execute and deliver on behalf of the Guarantor the Loan Documents to which it is a party are authorized to take such action on behalf of the Guarantor; and
     (c) certifying the signatures of the person or persons referred to in paragraph 7.1.3(b) above.
          7.1.4 The Facility Agent shall have received the following legal opinions:
     (a) a legal opinion of in-house counsel of the Borrower and the Guarantor in relation to the due authorization, execution and delivery by the Borrower of the Loan Documents to which it is a party and by the Guarantor of the Guarantee and as to such other matters reasonably requested by the Facility Agent, in form and substance satisfactory to the Facility Agent;
     (b) a legal opinion of counsel of the Aircraft Manufacturer (which may be in-house counsel) as to the due authorization, execution and delivery and the enforceability of the Consent and Agreement against the Aircraft Manufacturer, in form and substance satisfactory to the Facility Agent;
     (c) a legal opinion of Parr, Waddoups, Brown, Gee & Loveless P.C., legal advisers to the Security Trustee, as to the due authorization, execution and delivery by Security Trustee of the Loan Documents to which it is a party and the enforceability thereof against the Security Trustee and as to such other matters reasonably requested by the Facility Agent, in form and substance satisfactory to the Facility Agent;
     (d) a legal opinion of Pillsbury Winthrop Shaw Pittman, LLP, special New York counsel to the Borrower and Guarantor, in relation to (i) the enforceability against the Borrower and the Guarantor of the Loan Documents to which they are party (other than the Consent and Agreement), (ii) the perfection of the Security Interest created or intended to be created under the Aircraft Purchase Agreement Security Assignment by filing of a UCC-1 Financing Statement and (iii) certain other matters, in form and substance satisfactory to the Facility Agent; and
     (e) a legal opinion from Vedder Price P.C., special New York counsel to the Original Lender and Facility Agent, in relation to the enforceability of the Loan Documents and (ii) certain other matters, in form and substance satisfactory to the Facility Agent.

          7.1.5 The Facility Agent shall have received evidence that all filings and registrations which are required to be made in connection with the perfection of the Security Trustee’s interest in the Collateral pursuant to any Security Documents have been made, including a Uniform Commercial Code UCC-1 financing statement filed in the office of the Secretary of State of the State of Delaware naming the Borrower, as debtor, the Security Trustee, as secured party and the Collateral as the property covered thereby.
          7.1.6 No material adverse change in the LIBOR markets shall have occurred since December 18, 2007, which material adverse change would materially impair the ability of the Original Lender to obtain the funding required for it to meet its obligations under this Agreement.
          7.1.7 No change shall have occurred in applicable law and no change in circumstances shall have otherwise occurred since December 18, 2007, no fact or condition shall exist which, in the reasonable opinion of any Lender, would make it illegal under applicable law for such Lender to make available its portion of the Loan and no legal action or proceeding shall have been instituted nor shall any such action be threatened in writing, nor shall any order, judgment or decree have been issued or proposed to be issued at the time of the Initial Advance to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.
          7.1.8 The Facility Agent shall have received a certificate from a Responsible Officer of each of the Borrower and the Guarantor certifying as to the matters specified in Section 7.2.1.
          7.1.9 The Facility Agent shall have received such other documents, information or evidence as the Facility Agent or the Lenders may reasonably request including, but not limited to, any documents, information or evidence requested by the Facility Agent in order for the Lenders to carry out and be satisfied they have complied with all necessary “know your customer” checks in relation to either or both of the Borrower and the Guarantor or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
     7.2 Further Conditions Precedent to Each Advance. The Borrower may not draw any Advance (including the Initial Advance) and the Lenders shall not be required to make the Advances (including on the Initial Advance Date) unless the following conditions precedent have been fulfilled to the satisfaction of, or waived in writing by, the Facility Agent:
          7.2.1 On the date of the relevant proposed Advance Date relating thereto:
     (a) no Default shall be continuing or would result from the proposed Advance; and
     (b) the representations and warranties made by the Borrower and the Guarantor in the Loan Documents to which it is a party shall be true and correct in all material respects (except to the extent such representation or warranties relates to an earlier date, in which case such representation or warranty shall only be made as to the date on which it is expressed to be made).

          7.2.2 On the proposed Advance Date:
     (a) no legal action or proceeding shall have been instituted nor shall any such action be threatened in writing, nor shall any order, judgment or decree have been issued or proposed to be issued at the time of such Advance Date to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby;
     (b) all property forming part of the Collateral shall be free and clear of any and all Security Interests in favor of any party other than the Security Trustee pursuant hereto, as evidenced to the satisfaction of the Lenders by searches in Delaware and such other jurisdictions or registries as considered necessary or advisable by the Finance Parties, acting commercially reasonably; and
     (c) since September 30, 2007, no Material Adverse Change shall have occurred.
          7.2.3 The Facility Agent shall have received:
     (a) evidence satisfactory to the Facility Agent that the aggregate outstanding Advances will not after the proposed Advance exceed the Total Commitments; and
     (b) written confirmation from the Borrower that all Pre Delivery Payments due under the Aircraft Purchase Agreement in respect of the Aircraft subject to the Advance on or before the date of the Advance but not financed hereunder have been paid on or prior to the proposed Advance Date; which amount, for any Basic Aircraft as at any Advance Date, shall be at least 20% of the Pre Delivery Payment due on such Advance Date.
     7.3 Benefit of Conditions and Waiver. The conditions specified in this Article VII (Conditions Precedent to Advances) (other than the condition specified in Section 7.1.7, which is also for the benefit of the Borrower) are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent (acting on the instructions of all of the Lenders) in respect of any relevant action or circumstance without prejudicing the rights of the Facility Agent to require fulfillment of such conditions in whole or in part in respect of any other relevant action or circumstance.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
     The Borrower makes the following representations and warranties set out in this Article VIII to each Finance Party on the date of this Agreement and as at each Advance Date (except to the extent such representation or warranties relates to an earlier date, in which case such representation or warranty shall only be made as to the date on which it is expressed to be made):

     8.1 Status. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a certified air carrier and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where the failure to be so qualified and in good standing does not result in a Material Adverse Change. The Borrower has full corporate power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement and under each of the other Operative Documents to which it is (or will be) a party.
     8.2 Binding Obligations. It has duly authorized, executed and delivered this Agreement and each of the Operative Documents to which it is (or will be) a party, and each of the Operative Documents to which it is (or will be) a party constitutes, or when entered into will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.
     8.3 Non Conflict with Other Obligations. Neither the execution and delivery by the Borrower of the Operative Documents to which it is or will be a party, nor the consummation by the Borrower of any of the transactions contemplated hereby or thereby, nor the compliance by the Borrower with any of the terms and provisions hereof and thereof, (A) requires or will require any approval of its stockholders, or approval or consent of any trustees or holders of any indebtedness or obligations of it except such as have been (or will be) duly obtained, (B) violates or will violate its certificate of incorporation or by-laws, (C) contravenes or will contravene any provision of, or constitutes or will constitute a default under, or results or will result in any breach of, any indenture, mortgage, lease, chattel mortgage, deed of trust, conditional sale contract, bank loan or credit agreement, license or other agreement, instrument or contractual restriction to which it is a party or by which it is bound or (D) contravenes or will contravene any applicable law binding on it.
     8.4 Governmental Consents and Approvals. No Authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any governmental authority or agency or any other applicable governmental authority or agency is required for the execution and delivery of, or the carrying out by, the Borrower of any of the transactions contemplated hereby or any other of the Operative Documents to which the Borrower is or will be a party, other than the filing of the UCC-1 financing statement referred to in Section 7.1.5. Upon the filing of the UCC-1 financing statement specified in the preceding sentence, the Security Trustee will have a first priority and perfected security interest in the Collateral.
     8.5 Financial Statements.
          8.5.1 The Original Financial Statements were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or as permitted by Form 10-Q in the case of interim unaudited consolidated financial statements).
          8.5.2 The Original Financial Statements fairly represent in all material respects the consolidated financial condition and operations of the Guarantor as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated therein.
          8.5.3 There has been no Material Adverse Change since September 30, 2007 except as disclosed by it to the Facility Agent in writing prior to the date hereof.
     8.6 Pari Passu Ranking. Its payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.
     8.7 No Proceedings Pending or Threatened. There are no pending or, to the Borrower’s knowledge, threatened actions or proceedings against the Borrower before any court or administrative agency that would reasonably be expected to materially adversely affect Borrower’s ability to perform its obligations under the Loan Documents.
     8.8 No Relevant Event. No Relevant Event has occurred and is continuing or could reasonably be expected to result from the making of any Advance.
     8.9 Aircraft Purchase Agreement. The Borrower is not in default of any of its obligations under the Aircraft Purchase Agreement, the Aircraft Purchase Agreement is in full force and effect and, to the knowledge, information and belief of Borrower’s Responsible Officers, the Aircraft Manufacturer is not in default of its obligations under the Aircraft Purchase Agreement. The Borrower has not entered into any agreement with the Aircraft Manufacturer (including any portion or provision of the Aircraft Purchase Agreement that is not being assigned to the Security Trustee in accordance with the Security Documents) that adversely affects the rights of the Security Trustee under the Assigned Aircraft Purchase Agreement in any material respect. As at the date hereof, Schedule 3 accurately reflects the timing and amounts of Pre Delivery Payments due under the Aircraft Purchase Agreement, and all Pre Delivery Payments that have fallen due prior to the date hereof have been paid in full by the Borrower (excluding, for the avoidance of doubt, any such payments that have been deferred in a manner consistent with the terms of the Assigned Aircraft Purchase Agreement). The Detailed Specification for the Aircraft requires the Aircraft to be delivered in freighter configuration. The portions of the Aircraft Purchase Agreement posted on the following website on the date hereof: http://www.sec.gov/Archives/edgar/data/1135185/000093041306007829/c45137_ex10-1.txt, are true and accurate. The Aircraft constitute aircraft that are the subject matter of the Assigned Purchase Agreement.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF THE FINANCE PARTIES
     9.1 Each Finance Party hereby represents and warrants to each of the other Parties, as of the date hereof, that:
     (a) it is a duly organized, validly existing and (if applicable) in good standing under the applicable laws of its jurisdiction of organization;
     (b) it has the full requisite power and authority, including trust power (if applicable), to execute, deliver and enter into the Loan Documents to which it is or is contemplated to become a Party, to comply with the terms hereof and thereof, and to perform its obligations hereunder and thereunder;
     (c) it has duly authorized, executed and delivered the Loan Documents to which it is or is contemplated to become a Party and, assuming due execution and delivery by each of the Parties thereto, each such Loan Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and
     (d) without making any inquiries (legal, factual or otherwise), it does not have any knowledge of any circumstances that will give rise to a claim pursuant to Section 13.1 or Section 14.1.
ARTICLE X
COVENANTS OF THE BORROWER
     The undertakings in this Article X shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Loan Documents or any commitment is in force.
     10.1 Authorizations. The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any material Authorization required under any applicable law to enable it to perform its obligations under the Operative Documents to which it is (or will be) a party and to ensure the legality, validity or enforceability of any Operative Document to which it is (or will be) a party, and shall supply certified copies thereof to the Facility Agent upon reasonable request.
     10.2 Compliance with Laws. The Borrower shall comply in all respects with all laws to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Operative Documents.
     10.3 Use of Advance. The Borrower shall use the proceeds of each Advance under this Agreement exclusively for the purpose specified in Section 2.3 (Purpose).
     10.4 Negative Pledge. The Borrower shall not directly or indirectly create, incur, assume, suffer to exist or permit to subsist any Security Interest, other than Permitted Encumbrances, over (a) any of the Aircraft as to which an Advance is outstanding or (b) any of the Collateral. Further, the Borrower will promptly, at its own cost and expense, take such action as may be necessary duly to discharge and satisfy (by bonding or otherwise) in full any such Security Interest if the same shall arise at any time.
     10.5 Recovery of Pre Delivery Payments. For so long as any Secured Obligations for such Aircraft remain outstanding, the Borrower shall not take any action to obtain or recover from the Aircraft Manufacturer any Pre Delivery Payments (including any of the Borrower Pre

Delivery Payments) without the written consent of the Facility Agent, and the Borrower agrees to provide an irrevocable direction to the Aircraft Manufacturer to remit any refunds, rebates or other amounts payable by the Aircraft Manufacturer in respect of the Pre Delivery Payments relating to any Aircraft directly to the Security Trustee and not to the Borrower. The Borrower acknowledges that, until all Secured Obligations relating to any Aircraft are satisfied in full, the Security Trustee (to the exclusion of the Borrower) shall be entitled to any amounts payable by the Aircraft Manufacturer to the Borrower in respect of the Pre Delivery Payments relating to such Aircraft.
     10.6 Lenders’ Purchase Price. The Borrower shall not at any time take any action to increase the Lenders’ Purchase Price payable in respect of any Aircraft, including all Seller Provided Equipment, Specification Change Notices, Optional Features (as each such term is defined in the Assigned Aircraft Purchase Agreement), deferred interest and escalation to the date of purchase in accordance with the escalation formula calculated in accordance with the Assigned Aircraft Purchase Agreement, by more than $500,000.00 without the prior consent of the Facility Agent unless the Borrower immediately pays to the Aircraft Manufacturer any amount by which an increase of the Lenders’ Purchase Price for such Aircraft would exceed $500,000.00 and delivers to Facility Agent a report evidencing such payment to the Aircraft Manufacturer.
     10.7 Further Assurance. The Borrower shall carry out all acts, do all things and execute all documents reasonably required by any Finance Party to protect and/or perfect the interests of any Finance Party under the Operative Documents (including, without limitation, the filing or registration of any of the Operative Documents as may be required in relation to the transactions contemplated by the Operative Documents).
     10.8 Merger. The Borrower may not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise, a “Merger”) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of any such Merger, of the continuing corporation resulting therefrom (the “Successor Corporation”) unless: (a) no Event of Default has occurred and is continuing or would result therefrom; (b) the person acquiring the undertaking, property or assets will become, or the Successor Corporation will be, liable for the obligations of the Borrower under the Aircraft Purchase Agreement, and liable for the obligations of the Borrower under the Facilities, and the Facility Agent shall have received evidence reasonably satisfactory to it of such liability; and (c) such person or the Successor Corporation is a corporation incorporated under the laws of any state in the United States (and, if not Delaware, all UCC filings shall have been effected in order to ensure that the Security Trustee continues to have a first priority and perfected lien against the Collateral) and is a certified air carrier.
     10.9 Aircraft Purchase Agreement. The Borrower shall not, without the prior written consent of the Security Trustee (such consent, in the case of clause (iii) or (iv) of this Section 10.9, to be given if it would be unreasonable for the Borrower to withhold the consent to assignment requested of it by the Aircraft Manufacturer and the Borrower is under a “reasonableness” obligation in respect thereof):

          (i) rescind, cancel, terminate or cause the termination of the Aircraft Purchase Agreement or enter into any agreement with the Aircraft Manufacturer which would rescind, cancel or terminate the Aircraft Purchase Agreement, in each case insofar as it relates to any Aircraft as to which a Loan is outstanding or the Collateral (or any part thereof);
          (ii) enter into any agreement with the Aircraft Manufacturer to amend, waive or otherwise modify any provision of the Aircraft Purchase Agreement (insofar as it relates to any Aircraft as to which a Loan is outstanding or the Collateral (or any part thereof)) which would adversely affect the Security Trustee’s interest in the Collateral in any material respect, including, without limitation, (A) result in an increase of the Lenders’ Purchase Price other than in accordance with Section 10.6 or (B) amending the Pre Delivery Payment Dates or any Scheduled Delivery Month;
          (iii) except as permitted under the Aircraft Purchase Agreement, consent to any assignment by the Aircraft Manufacturer of its rights under the Aircraft Purchase Agreement (insofar as it relates to an Aircraft as to which a Loan is outstanding or any part thereof) or under the Consent and Agreement;
          (iv) request or consent to any Pre Delivery Payment to be transferred to or applied towards any aircraft, other than towards the Aircraft to which such Pre Delivery Payment relates; or
          (v) amend the “Basic Specification” of the Aircraft so that the Aircraft would not be in cargo configuration.
     10.10 Financial Information.
          10.10.1 The Borrower shall supply or procure the supply to the Facility Agent in sufficient copies for all the Lenders, to the extent such materials are not made available on the Guarantor’s website:
          (i) as soon as practicable and in any event within 120 days after the end of each fiscal year of the Guarantor, consolidated statements of income and cash flows and a consolidated statement of stockholders’ equity of the Guarantor and its Subsidiaries for such year, and a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and reported on by independent public accountants of recognized national standing selected by the Borrower (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by such accountants in accordance with GAAP);

          (ii) as soon as practicable and in any event within 90 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Guarantor beginning after December 31, 2007, consolidated statements of income, stockholders’ equity and cash flows of the Guarantor and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and presenting fairly in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (i) above in accordance with GAAP), subject to normal year-end audit adjustments and the absence of footnotes; and
          10.10.2 The Borrower shall supply or procure the supply to the Facility Agent in sufficient copies for all the Lenders, to the extent such materials are not made available on the Borrower’s website and provided that the Borrower is not prohibited or restricted by law from doing so:
          (i) promptly, any documents or information that the Guarantor files with the Securities and Exchange Commission and that is disclosable to the Guarantor’s shareholders; and
          (ii) promptly, such further information regarding the Collateral, financial condition, business and operations of the Borrower or the Guarantor as any Finance Party (through the Facility Agent) may reasonably request.
ARTICLE XI
FEES AND EXPENSES
     11.1 Facility Agent and Security Trustee Fees. The Borrower shall pay the Fees specified in the Fee Letter at the time and in the manner required by the terms thereof. The Borrower shall pay the Fees of the Security Trustee as agreed on or prior to the date hereof.
     11.2 Commitment Fee. The Borrower shall, in respect of each Tranche, pay a commitment fee to the Security Trustee for disbursement to the Lenders quarterly in arrears on the first Business Day of each calendar quarter from the date hereof, which fee shall cease to accrue from and after (i) the last day of the Availability Period for such Tranche or (ii) the termination or cancellation of the Commitments relating to such Tranche, whichever shall occur first. Such commitment fees shall be payable in the following amounts:
     (a) for each Tranche relating to Doric Loans (prior to any Doric Prepayment Date for such Aircraft), the commitment fee shall be 0.325% per annum of the applicable Tranche Availability; and

     (b) for each Tranche relating to Basic Loans, including any Doric Loans converted to Basic Loans after the Doric Prepayment Date, the commitment fee shall be shall be 0.50% per annum of the applicable Tranche Availability.
The Security Trustee may consult with the Facility Agent in connection with the allocation and distribution of the commitment fees to the Lenders.
     11.3 Transaction Expenses. The Borrower will:
          11.3.1 reimburse the reasonable attorney’s fees and expenses of the Finance Parties in connection with the negotiation and documentation of the term sheet for the transaction and the Loan Documents and any other documents referred to herein and therein (other than in connection with the sale, transfer or participation of any interest by a Lender in the Advances) and the closings of the transactions contemplated thereby on the Initial Advance Date; provided, that, if the Initial Advance Date does not occur for any reason, the Borrower shall reimburse the Finance Parties for all such reasonable fees and expenses promptly upon request for reimbursement, unless a Lender fails to fund the initial Advances after all Conditions Precedent to such funding obligations have been satisfied, in which event the Borrower will not reimburse the portion of such fees and expenses allocable to such failing Lender, with such failing Lender being responsible for its pro rata share (determined on the basis of their Commitments) of such fees and expenses and the Borrower continuing to be responsible for the balance of such fees and expenses;
          11.3.2 pay as and when due the reasonable fees and expenses of the Security Trustee; and
          11.3.3 pay all filing and registration costs associated with the perfection in the Collateral.
     11.4 Amendment Costs. If the Borrower requests an amendment, waiver or consent of the terms hereof or of any other Operative Document, the Borrower shall, within ten days of demand, pay or reimburse the Facility Agent for the amount of all appropriately evidenced and reasonable costs and expenses (including reasonable legal fees) reasonably incurred by the Facility Agent and the Lenders in responding to, evaluating, negotiating or complying with that request or requirement (whether or not such amendment, waiver or consent is made or given), it being agreed that any invoices for legal services shall reflect the hours and rates of attorneys but exclude the narratives.
     11.5 Enforcement Costs. The Borrower shall, on demand, pay to each Finance Party the amount of all reasonable and documented costs and expenses (including reasonable legal fees) incurred by that Finance Party following the occurrence and during the continuation of an Event of Default, associated with any “work out” or in connection with the enforcement of, or the preservation of any rights under, any Operative Document.
     11.6 No Double-Counting. No Finance Party shall be entitled to an indemnity, payment or reimbursement under any Operative Document to the extent that such Finance Party has otherwise been indemnified, paid, compensated or reimbursed in respect of the relevant sum in respect of which it would otherwise be entitled to be indemnified, paid or reimbursed under any such Operative Document.
ARTICLE XII
GENERAL INDEMNIFICATION
     12.1 Claims Defined. For the purposes of this Article XII, “Claims” shall mean any and all liabilities, obligations, losses, damages, settlements, penalties, claims, costs, actions, suits, expenses or judgments of whatsoever kind and nature (whether or not on the basis of negligence, strict or absolute liability or liability in tort) which may be imposed on, incurred by, suffered by, or asserted against an Indemnitee and shall include all reasonable costs, disbursements and expenses (including reasonable legal fees and expenses) of an Indemnitee in connection therewith or related thereto.
     12.2 Claims Indemnified. Subject to the exclusions stated in Section 12.3 below and the other limitations in this Article XII, the Borrower agrees, to indemnify, protect, defend and hold harmless, on an After-Tax Basis, each Indemnitee from, against and in respect of any and all Claims of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnitee in any way related to, resulting from or arising out of any one or more of the following: (a) the Borrower’s possession of, title to, or leasing of, the Aircraft, the Airframe or any Engine or Part, (b) this Agreement or any of the other Operative Documents, or any of the transactions contemplated hereby or thereby, or the enforcement of the terms of any thereof related to, resulting from or arising out of a Default or an Event of Default (including restructuring or reorganization of the Borrower, whether or not supervised by a court), (c) the manufacture, design, purchase, acceptance or rejection of the Aircraft, the Airframe or any Engine or Part under the Aircraft Purchase Agreement, (d) the ownership, delivery, non-delivery, lease, sublease, wet lease, possession, use, non-use, substitution, airworthiness, state of airworthiness, control, manufacture, construction, maintenance, repair, testing, abandonment, replacement, operation, registration, deregistration, re-registration, condition, sale, storage, modification, alteration, return, pooling, assignment, transfer or other disposition of the Aircraft, the Airframe or any Engine or Part (including, without limitation, any death or injury to passengers or others, property damage, any damage to the environment, any latent or other defects, whether or not discoverable, any claim for patent, trademark or copyright infringement and any violation of law by the Borrower), (e) tort liability, whether or not arising out of the negligence of any Indemnitee (whether active, passive or imputed and including strict liability without fault), (f) any breach of or failure to perform or observe, or any other non-compliance with, any covenant, condition or agreement or other obligation to be performed by the Borrower under any of the Operative Documents, or the falsity or inaccuracy of any representation or warranty of the Borrower in any of the Operative Documents, (g) any violation of applicable law by the Borrower, or its directors, officers, employees, agents or servants, (h) the offer or sale of any Loans or any refunding or refinancing of the Loans by the Borrower (the benefit of the indemnity in this clause (h) to extend also to any person who controls the Indemnitee, its successors, assigns, employees, directors and officers) and (i) the insolvency, bankruptcy, reorganization or other proceeding in any jurisdiction relating to or against the Borrower or any Affiliate of the Borrower (including, without limitation, any action or proceeding taken to set aside, invalidate, affect or treat as a preference or transaction at an undervalue, the sale of the

Aircraft, the Airframe or any Engine or Part from the Borrower to the Owner Trustee or any other transaction contemplated by the Operative Documents).
     12.3 Claims Excluded. The following are excluded from the Borrower’s agreement to indemnify any particular Indemnitee under this Article XII:
     (a) any Claim to the extent such Claim is a Tax covered under Article XIII of this Agreement, except to the extent any Claim is required to be paid on an After-Tax Basis;
     (b) any Claim to the extent attributable to the gross negligence, willful misconduct or fraud of such Indemnitee (other than the gross negligence or willful misconduct imputed as a matter of law to such Indemnitee solely by reason of its interest in the Aircraft or any Operative Document);
     (c) any Claim to the extent attributable to the noncompliance by such Indemnitee with any of the terms of, or any misrepresentation by such Indemnitee contained in, any Operative Document to which such Indemnitee is a party (unless and to the extent such noncompliance or misrepresentation is attributable to noncompliance by the Borrower with any of their respective obligations under the Operative Documents or to a misrepresentation by the Borrower contained in any Operative Document or certificate delivered pursuant thereto);
     (d) any Claim to the extent such Claim is a cost, fee or expense payable by such Indemnitee pursuant to any express provision of any Operative Document and for which the Borrower is not otherwise obligated to reimburse such Indemnitee directly or indirectly pursuant to any express provision of the Operative Documents;
     (e) any Claim to the extent such Claim would have arisen if such Indemnitee had not engaged in the transactions contemplated by the Operative Documents;
     (f) any Claim to the extent such Claim is an ordinary and usual operating, administrative or overhead expense of such Indemnitee other than such expenses caused by the occurrence of an Event of Default;
     (g) any Claim that constitutes a Finance Party Encumbrance attributable to such Indemnitee;
     (h) in the case of any Lenders, (A) any Claim resulting from any offer, sale or assignment of its Loans under this Agreement, unless an Event of Default shall have occurred and be continuing, and (B) any Claim to the extent attributable to violations of applicable securities laws attributable to such Lenders’ own actions in connection with any such offer, sale, assignment or other disposition by such Lenders;
     (i) any Claim to the extent attributable to the authorization or the giving by such Indemnitee of any amendment, supplement, waiver or consent with respect to any of the Operative Documents, other than (A) such as has been requested by the Borrower,

(B) such as is required by any of the Operative Documents or (C) any thereof at a time an Event of Default related thereto shall have occurred and be continuing;
     (j) any Claim to the extent attributable to a failure by the Security Trustee to distribute in accordance with this Agreement any amounts received and distributable by it hereunder.
     12.4 Insured Claims. In the case of any Claim indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower, each Indemnitee agrees to cooperate, at the Borrower’s cost and expense, with the insurers in the exercise of their rights to investigate, defend or compromise such Claim as may be required to retain the benefits of such insurance with respect to such Claim.
     12.5 Claims Procedure. An Indemnitee shall promptly notify the Borrower in writing of any Claim as to which indemnification is sought; provided that the failure to so notify the Borrower shall not relieve the Borrower from any liability which they may have to such Indemnitee pursuant to this Article XII except to the extent such failure prejudices the Borrower’s ability to defend such Claim. Subject to the rights of insurers under policies of insurance maintained by the Borrower and the provisos below, the Borrower shall have the right to investigate and the right in its sole discretion to defend or compromise any such Claim, and the applicable Indemnitee shall, at the Borrower’s cost and expense, cooperate with all reasonable requests of the Borrower in connection therewith; provided that (i) if the Borrower shall settle or compromise any Claim, the Borrower shall do so at its own expense or shall provide funds to or on behalf of such Indemnitee on an After-Tax Basis to pay such Claim, (ii) the Borrower shall not settle or compromise any Claim with respect to which the Borrower has not agreed to indemnify such Indemnitee to such Indemnitee’s satisfaction or on a basis that admits any criminal liability, gross negligence or willful misconduct by any Indemnitee, and (iii) upon the request of such Indemnitee, the Borrower will actively pursue in good faith a motion to dismiss such Indemnitee from any action, suit or proceeding related to such Claim and will consult with such Indemnitee about the conduct of such motion to dismiss; and provided, further, that, the Borrower shall not be entitled to assume and control the defense of or compromise any such Claim (A) during the continuance of any Default or any Event of Default, or (B)  if any actual or potential material conflict of interest exists making it advisable in the good faith opinion of such Indemnitee (on the basis of prevailing standards of professional responsibility) for such Indemnitee to be represented by separate counsel, or (C) if such Claim or any related action, suit or proceeding will involve any non-de minimis risk of the sale, forfeiture or loss of, or the creation of any Security Interest (other than Permitted Encumbrance) on the Collateral, or (D) if such Claim or any related action, suit or proceeding involves any risk of criminal liability to such Indemnitee, or (E) unless the Borrower shall have acknowledged in writing its obligation to indemnify such Indemnitee pursuant to this Article XII, or (F) if the nature of any such Claim resulting from the gross negligence or willful misconduct of the Borrower is such that the Indemnitee reasonably considers that that its reputation may be materially damaged by the existence of such Claim or by the Borrower conducting such defense, and, in any such case, the relevant Indemnitee will have the right to control the defense of such Claim at the expense of the Borrower. Where the Borrower or the insurers under a policy of insurance maintained by the Borrower undertake the defense of an Indemnitee with respect to a Claim, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Claim shall be indemnified hereunder unless any of the circumstances specified in clause (A) through (E) of the preceding proviso shall apply or such fees or expenses or were incurred at the request of the Borrower or such insurers, in any of which cases, the reasonable fees and expenses of counsel to the Indemnitee that is reasonably acceptable to Borrower shall be payable by the Borrower on an After-Tax Basis for so long as such circumstances shall continue. Subject to the requirements of any policy of insurance, an Indemnitee may participate at its own expense (subject to the preceding sentence) in any judicial proceeding controlled by the Borrower pursuant to the preceding provisions and such participation shall not constitute a waiver of the indemnification provided in this Article XII. The Borrower will provide the Indemnitee with all information not within the control of the Indemnitee as is reasonably available to the Borrower and which the Indemnitee may reasonably request and shall otherwise cooperate in all reasonable respects with the Indemnitee in the exercise of its rights and the performance of its obligations under this Section 12.5. Nothing in this Article XII shall be deemed to require any Indemnitee to contest any Claim or to assume responsibility for or control the defense of any Claim. No Indemnitee shall be prevented by this Section 12.5 from settling or paying any Claim immediately if such Indemnitee is required by applicable law to do so.
     12.6 Subrogation. To the extent that a Claim indemnified by the Borrower under this Article XII is in fact paid in full by the Borrower and/or an insurer under a policy of insurance maintained by the Borrower, the Borrower and/or such insurer, as the case may be, shall be subrogated to the rights and remedies of the Indemnitee on whose behalf such Claim was paid (other than rights of such Indemnitee under insurance policies maintained at its own expense) with respect to the transaction or event giving rise to such Claim. So long as no Default or Event of Default shall have occurred and be continuing, should an Indemnitee receive any payment (except under insurance policies maintained at its own expense) from any party other than the Borrower or its insurers, in whole or in part, with respect to any Claim paid by the Borrower or its insurers hereunder, such Indemnitee shall promptly pay the amount so received (but not an amount in excess of the amount the Borrower or any of its insurers has paid in respect of such Claim) over to the Borrower.
     12.7 Effect of Other Indemnities. The Borrower’ obligations under this Article XII shall be those of a primary obligor whether or not the person indemnified shall also be indemnified with respect to the same matter under the terms of this Agreement, or any other document or instrument, and the person seeking indemnification from the Borrower pursuant to any provision of this Agreement may proceed directly against the Borrower without first seeking to enforce any other right of indemnification.
     12.8 Survival. The indemnities and other obligations of the Borrower, and the obligations of any Indemnitee, under this Article XII shall survive the Lenders’ making their respective commitments available, the Maturity Date for all of the Loans and the expiration or other termination of the Operative Documents.

ARTICLE XIII
TAX INDEMNITIES
     13.1 Taxes Indemnified. Subject to the exclusions stated in Section 13.2 below, the Borrower agrees to indemnify, protect, defend and hold harmless on an After-Tax Basis each Tax Indemnitee against Taxes imposed on or with respect to any Tax Indemnitee, the Borrower, the Aircraft, the Airframe, any Engine or any Part, the Collateral, or any Loan in connection therewith, upon or with respect to or relating to:
     (a) the Loans, their advance by the Lenders, the payment of any amounts thereon or any refinancing thereof;
     (b) property, income, or other proceeds received with respect to the property held by the Tax Indemnitees under the Operative Documents;
     (c) the payment of the purchase price pursuant to the Assigned Aircraft Purchase Agreement or any other amount paid or payable pursuant to any Operative Document or any document related thereto or the property or the income or other proceeds with respect to any of the Collateral held by the Security Trustee;
     (d) any of the Operative Documents and any other documents contemplated hereby or thereby and amendments and supplements hereto and thereto or the execution, delivery and performance of any thereof or the issuance, acquisition, holding or subsequent transfer thereof or otherwise with respect to or in connection with the transactions described or contemplated herein or therein; or
     (e) any reasonable out-of-pocket costs and expenses fairly attributable to any of the foregoing incurred by any Tax Indemnitee.
     13.2 Taxes Excluded. The provisions of Section 13.1 shall not apply to, and the Borrower shall have no indemnity liability pursuant to Section 13.1 with respect to:
     (a) Taxes (other than (x) any Tax that is or is in the nature of a sales, use, license, value added, stamp, transfer, excise, goods and services, property or rental Tax or (y) any withholding Tax (1) that is imposed by any government or taxing authority, or (2) with respect to payments or deemed payments on or with respect to any Unpaid Sum or on payments to any Tax Indemnitee that is imposed by the United States) imposed by any government or taxing authority on, based on, measured by or with respect to gross or net income, gross or net receipts or capital gains (including, without limitation, any minimum Taxes, alternative minimum Taxes, personal holding company Taxes, accumulated earnings Taxes and any Taxes on or measured by any items of tax preference) or that are franchise Taxes, Taxes on doing business or Taxes on, based on, or measured by or with respect to capital or net worth; provided, that there shall not be excluded by this Section 13.2(a) any such Taxes imposed by any government or taxing authority located outside the United States to the extent such Taxes are imposed as a result of (A) the location, use, operation or presence of the Aircraft, the Airframe, any Engine, any Part, or the Collateral, or any interest therein in such jurisdiction, (B) the presence, activity or other connection of the Borrower in or with such jurisdiction, (C) the Borrower making or deemed to be making a payment from or through such jurisdiction, (D) the execution or delivery of any Operative Document (or any amendment thereof or supplement thereto) or the creation, recording or perfection of any security interest in such jurisdiction or (E) any combination of factors (A), (B), (C) and (D) of this Section 13.2(a); provided, further, there shall not be excluded under this paragraph (x) any amount necessary to make any payment hereunder on an After-Tax Basis or (y) any Taxes imposed on or payable by a Tax Indemnitee as a result of the failure of any person to withhold income tax from any payment pursuant to any Operative Document unless such Tax Indemnitee expressly agreed in any Operative Document to withhold such income tax from such payment;
     (b) Taxes imposed on any Tax Indemnitee to the extent resulting from the willful misconduct, gross negligence or fraud of such Tax Indemnitee or any Affiliate thereof or the breach or inaccuracy of any representation, warranty or covenant of such Tax Indemnitee or any Affiliate thereof in any Operative Document;
     (c) Taxes imposed on any Tax Indemnitee in excess of the Taxes that would have been imposed and indemnified against had there not been a transfer, determined at the time of transfer, to such Tax Indemnitee (x) of any interest in the Aircraft, the Airframe, any Engine, any Part, or the Collateral or any interest in or rights arising under any Operative Document or (y) of any interest (direct or indirect) in another Tax Indemnitee; provided that the exclusion described in this Section 13.2(c) shall not apply to (A) any increase in any indemnity payable under this Article XIII to any Tax Indemnitee that is a corporation incorporated under the laws of the United States or a state thereof or a partnership each partner of which is such a corporation to the extent attributable to the fact that the income tax rates used by the transferee for the purpose of calculating payments on an After-Tax Basis are greater than those used by the original Tax Indemnitee; (B) any increase in the amount of any Tax imposed on or payable by any such assignee or transferee after the date of such assignment or transfer as a result of a Change in Law (including, for the avoidance of doubt, any treaty) relating to Taxes after the date of such assignment or transfer or (C) any increase in the amount of any Tax pursuant to a transfer that is requested by the Borrower or that occurs after the occurrence of an Event of Default that is continuing;
     (d) Taxes imposed on any Tax Indemnitee on or with respect to any voluntary transfer (it being understood and agreed that any transfer that occurs (1) pursuant to a request by the Borrower or in connection with an Event of Default that has occurred and is continuing, (2) as a result of the substitution, replacement, modification, pooling or improvement of the Aircraft, the Airframe, any Engine or any Part, (3) as a result of a requirement of the law of any jurisdiction due to the operation or presence of the Aircraft, the Airframe, any Engine, any Part or the Collateral, or any activity or presence of the Borrower, in such jurisdiction, (4) as a result of any bankruptcy or insolvency of, or a foreclosure against, such Tax Indemnitee, or (5) pursuant to the Operative Documents shall not be a voluntary transfer by such Tax Indemnitee) (x) of any interest in the Aircraft, the Airframe, any Engine, any Part, the Collateral or any interest in or rights arising under any Operative Document or (y) of any interest (direct or indirect) in a Tax Indemnitee;
     (e) Taxes imposed with respect to any period before the date of this Agreement (unless attributable to any act or omission on the part of the Borrower or any of its Affiliates) or after the Maturity Date and discharge in full of the Borrower’s obligations to pay all Unpaid Sums due at such time under the Operative Documents; provided, that there shall not be excluded by this Section 13.2(e) any Taxes related to events occurring or matters arising prior to or simultaneously with the Maturity Date or imposed with respect to any payment by the Borrower after such date;
     (f) Taxes imposed on any Tax Indemnitee to the extent such Taxes would not have been imposed but for the failure of such Tax Indemnitee or any Affiliate thereof to comply with (1) certification, information, documentation, reporting or other similar requirements concerning such Finance Party’s nationality, residence, identity or connection with the jurisdiction imposing such Taxes, if such compliance is required by statute, regulation or administrative procedure of the jurisdiction imposing such Taxes as a precondition to relief or exemption from such Taxes and such Tax Indemnitee or Affiliate was eligible to comply with such requirement or (2) any other certification, information, documentation, reporting or other similar requirements under the Tax laws, regulations or administrative procedures of the jurisdiction imposing such Taxes that would establish entitlement to otherwise applicable relief or exemption from such Taxes available to such Tax Indemnitee or Affiliate; provided, however, that the exclusions set forth in this Section 13.2(f) shall only apply if the Borrower, any governmental authority or any other person shall have given such Tax Indemnitee or Affiliate timely written notice of such certification, information, document, reporting or other similar requirement at such time and in such manner as shall give such Tax Indemnitee a reasonable opportunity to comply with such requirement (or, if requested by the Tax Indemnitee, the Borrower shall have timely prepared and filed any such forms or documents on behalf of the Tax Indemnitee at the Borrower’s sole expense as shall be necessary to comply with such requirement) and such Tax Indemnitee shall not have determined in its sole opinion determined in good faith that compliance with such requirement would create a risk of unindemnified adverse consequences to such Tax Indemnitee or any of its Affiliates;
     (g) Taxes to the extent such Taxes would not have been imposed but for an amendment to any Operative Document to which the Borrower is not a party without the prior written consent of the Borrower, unless such amendment occurs in connection with and during the continuance of an Event of Default or is required by applicable law or is required by any Operative Document;
     (h) so long as all other amounts due under the Operative Documents are being paid when due without reduction, Taxes for so long as such Taxes are being contested in accordance with the provisions of Section 13.3(c) hereof;
     (i) interest, penalties or additions to Tax imposed on a Tax Indemnitee to the extent such interest, penalties or additions to Tax would not have been imposed but for the failure of such Tax Indemnitee or any Affiliate thereof to file any return properly and timely, unless such failure results from a failure of the Borrower to comply with this Article XIII;
     (j) Taxes imposed on a Tax Indemnitee resulting from, or which would not have occurred but for, a Finance Party Encumbrance for which such Tax Indemnitee is responsible;
     (k) Taxes imposed on the Security Trustee that are on, based on or measured by any trustee fees for services rendered by the Security Trustee;
     (l) Taxes imposed on a Tax Indemnitee to the extent they would have been incurred notwithstanding their entry into the Operative Documents; and
     (m) any Tax imposed on or payable by any Tax Indemnitee to the extent such Tax was actually paid or reimbursed in connection with making a payment on an After-Tax Basis to such Tax Indemnitee by the Borrower pursuant to any other provision of the Operative Documents.
     13.3 Certain Agreements.
     (a) If any Tax Indemnitee shall realize a tax benefit with respect to Taxes paid or indemnified against by the Borrower pursuant to this Article XIII (whether by way of deduction, credit, allocation or apportionment of income or otherwise) except to the extent previously taken into account in computing the indemnity or other payment for such Taxes, such Tax Indemnitee shall pay to the Borrower an amount that, after subtraction of any further Tax savings such Tax Indemnitee realizes as a result of the payment thereof, is equal to the amount of such Tax benefit; provided that (x) no Default or Event of Default has occurred and is continuing, (y) any subsequent loss of any Tax benefit for which a payment has been made to the Borrower hereunder (or which was taken into account in computing the amount of the Borrower’s indemnity hereunder) shall be treated as an indemnifiable Tax hereunder without regard to the exclusions set forth in Section 13.2 and (z) such Tax Indemnitee shall not be obligated to make any payment pursuant to this sentence to the extent that the amount of such payment would exceed (1) the aggregate amount of all prior payments by the Borrower to such Tax Indemnitee pursuant to this Article XIII, less (2) the aggregate amount of all prior payments by such Tax Indemnitee to the Borrower pursuant to this Article XIII. Each Tax Indemnitee shall use reasonable endeavors in filing its Tax returns and in dealing with taxing authorities to seek and claim each such identifiable Tax benefit and Tax savings and to minimize the Taxes indemnifiable by the Borrower hereunder; provided, however, that no Tax Indemnitee shall be restricted in its right to make available Tax elections and otherwise arrange its Tax affairs as it, in its sole discretion, deems appropriate and no Tax Indemnitee shall be obligated to re-arrange its Tax affairs or to disclose any information regarding its Tax affairs or computations to the Borrower or any other Person. Any amount payable by any Tax Indemnitee pursuant to this Section 13.3(a) with respect to any saving in Taxes shall be paid as soon as reasonably practicable after such Tax Indemnitee realizes the identifiable Tax benefit (including making any estimated Tax payment reflecting (or that would reflect but for the use of deductions or credits attributable to activities unrelated to the transactions contemplated by the Operative Documents) such identifiable Tax benefit or, if an Event of Default is then continuing, within 45 Business Days after the date such Event of Default ceases to be continuing (assuming that such identifiable Tax benefit has been realized by such Tax Indemnitee).
     (b) The Borrower shall pay any Tax for which it is liable pursuant to this Article XIII directly to the appropriate taxing authority, if allowable, on or before the due date for such Tax or, if not so allowable, directly to the Tax Indemnitee. Any indemnity payable directly to any Tax Indemnitee pursuant to this Article XIII shall be paid to such Tax Indemnitee within 10 Business days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the Taxes that are the subject of such indemnity and the computation of the amount so payable (which written statement shall be subject to verification in accordance with the provisions of Section 13.3(c)), but not prior to the later of (x) two Business Days prior to the due date for the payment of such Taxes or (y) in the case of amounts which are being contested in accordance with Section 13.3(c), the time such contest (including all appeals, if any) is finally resolved. If requested by a Tax Indemnitee in writing, the Borrower shall furnish to such Tax Indemnitee the original or a certified copy of a receipt (if any is reasonably available to the Borrower) or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee and reasonably available to the Borrower.
     (c) If written claim is made against any Tax Indemnitee or if any proceeding is commenced against any Tax Indemnitee (by a written notice of such proceeding) for any Tax for which the Borrower is obligated pursuant to this Article XIII, such Tax Indemnitee shall notify the Borrower in writing promptly and shall not take any action with respect to such claim or Tax without the consent of the Borrower for 30 days after the receipt of such notice by the Borrower, except in the case of any such claim or proceeding, if action shall be required by law or regulation to be taken prior to the end of such 30-day period. If requested by the Borrower in writing within 30 days after the receipt of such notice by the Borrower or such shorter period as is specified above, such Tax Indemnitee shall in good faith diligently contest through appropriate administrative and judicial proceedings (including pursuing all judicial appeals, but not to the United States Supreme Court) in the name of such Tax Indemnitee (or, if requested by the Borrower and permitted by applicable law, and if such contest does not involve net income Taxes or Taxes that are not indemnified by the Borrower hereunder, permit the Borrower to contest in the name of the Borrower or such Tax Indemnitee, unless the Tax Indemnitee determines that permitting the Borrower to control the contest could have a material adverse effect on such Tax Indemnitee), the validity, applicability and amount of such Tax by (x) resisting payment thereof, (y) not paying the same except under protest, if protest be necessary or proper, or (z) if payment be made, seeking a refund thereof in appropriate administrative and judicial proceedings; provided that no such contest shall be commenced or continued unless (A) the Borrower shall have agreed in writing to indemnify such Tax Indemnitee for, and pay on a current basis, all reasonable out-of-pocket costs and expenses which such Tax Indemnitee may incur in connection with contesting such claim, including, without limitation, all reasonable legal, accountants’ and investigatory fees and disbursements, (B) if such contest is to be initiated by the payment of, and the claiming of a refund for, such Tax by such Tax Indemnitee, then the Borrower shall provide such Tax Indemnitee (on an interest-free basis) with the amount of such payment (including interest, penalties and additions to Tax with respect thereto) and shall agree to (and shall on demand) indemnify such Tax Indemnitee against any adverse Tax consequences to such Tax Indemnitee resulting from such interest-free loan, (C) such Tax Indemnitee shall have reasonably determined that the action to be taken will not result in the risk of imposition of criminal penalties or any material risk of forfeiture, sale or loss of, or the creation of any Security Interest (other than a Permitted Encumbrance) on any Collateral, (D) no Default or Event of Default shall have occurred and be continuing, (E) the amount of the potential indemnity (together with the amount of all logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Borrower may be liable to pay an indemnity under this Article XIII) exceeds $25,000.00, (F) the Borrower shall have acknowledged its liability under this Article XIII for such Taxes to the extent such contest is not successful provided that the Borrower will not be bound by its acknowledgment of liability if the contest is resolved with a written judicial decision on an articulated basis that clearly and unambiguously demonstrates that the Borrower has no liability under this Article XIII with respect to such Tax, (G) prior to the Borrower commencing any judicial action on behalf of any Tax Indemnitee, the Borrower shall have provided to such Tax Indemnitee at the Borrower’s expense an opinion of independent Tax counsel selected by the Borrower and reasonably acceptable to the Tax Indemnitee that a reasonable basis exists to contest such claim or, in the case of any appeal of an adverse court decision, to the effect that it is more likely than not such appeal will be successful and (H) if the contested Tax is of a continuing nature and the Tax Indemnitee’s liability for such Tax shall have been determined in a manner adverse to the Tax Indemnitee by a court after a contest conducted pursuant to this Section 13.3(c), there shall have been a change in applicable law since the date of the previous judicial decision and the Tax Indemnitee shall have received at the Borrower’s expense, an opinion of independent Tax counsel selected by the Borrower and reasonably acceptable to the Tax Indemnitee that as a result of such change in applicable law the contest is more likely than not to be successful. The party in control of the contest shall consider in good faith the reasonable requests of the other party, including the request to participate in the contest. The Tax Indemnitee shall not be required by this Section 13.3(c) or any other provision in the Operative Documents (unless required by applicable law or necessary in order to pursue the contest) to disclose to the Borrower or any other Person such Tax Indemnitee’s tax returns, books or records, or any other document or information that such Tax Indemnitee in its sole opinion considers to be confidential. If any Tax Indemnitee shall obtain a refund (the amount of such refund to be determined in the good faith discretion of such Tax Indemnitee) (including a credit or other offset against liability for Tax) of all or any part of any Tax paid by the Borrower or for which the Borrower shall have reimbursed such Tax Indemnitee, such Tax Indemnitee shall pay the Borrower an amount which, after subtraction of any further savings of Taxes actually realized by such Tax Indemnitee as a result of such payment, shall be equal to the amount of such refund, including any interest actually received by or credited to such Tax Indemnitee on such refund attributable to such Tax that is properly attributable to the period subsequent to such payment or reimbursement by the Borrower, less any Taxes payable by such Tax

Indemnitee as a result of the receipt of such refund and/or interest; provided that no Default or Event of Default shall have occurred and be continuing and that such amount (other than the portion thereof representing interest on such refund) shall not exceed the amount paid or advanced by the Borrower to or on behalf of the Tax Indemnitee with respect to such refunded Tax. If any Tax Indemnitee is required to repay to any taxing authority all or any part of a refund with respect to which such Tax Indemnitee shall have made a payment to the Borrower pursuant to this Section 13.3(c), then the Borrower shall pay to such Tax Indemnitee on an After-Tax Basis the amount of such repayment without regard to Section 13.2. A Tax Indemnitee may at any time elect, in writing, not to contest any Tax pursuant to this Section 13.3(c); provided that such election shall constitute a waiver by such Tax Indemnitee of any right to indemnification by the Borrower pursuant to this Article XIII with respect to such Tax (and with respect to similar Taxes relating to any other taxable period to the extent that such failure to contest causes any contest of any claim for such Taxes to be precluded) and such Tax Indemnitee shall refund to the Borrower any amounts paid or advanced by the Borrower with respect to such Tax (other than any expenses of the contest).
     (d) If any report, return or statement is required to be filed with respect to any Tax that is subject to indemnification under this Article XIII, the Borrower shall, if permitted by applicable law to do so, timely file such report, return or statement (except for any such report, return or statement that a Tax Indemnitee has notified the Borrower that such Tax Indemnitee intends to file); provided that such Tax Indemnitee shall have furnished the Borrower, at the Borrower’s request, with such information, not within the control of the Borrower, as is in such Tax Indemnitee’s control and is reasonably available to such Tax Indemnitee and necessary to file such report, return or statement (it being understood that the Tax Indemnitee shall not be required to furnish copies of its tax returns, books, or records). If the Borrower is not permitted by applicable law to file any such report, return or statement, or has insufficient information, the Borrower will promptly notify the relevant Tax Indemnitee of such requirement and prepare and deliver to such Tax Indemnitee a proposed form of such report, return or statement, within a reasonable time prior to the time such report, return or statement is to be filed. No Tax Indemnitee shall be required to provide the Borrower with any information which such Tax Indemnitee determines in its sole discretion to be confidential. The Borrower shall hold each Tax Indemnitee harmless from and against all liabilities arising out of any insufficiency or inaccuracy of any report, return or statement described in this Section 13.3(d) unless such insufficiency or inaccuracy results from the insufficiency or inaccuracy of any information supplied by the Tax Indemnitee pursuant to this Section 13.3(d).
     (e) At the written request of the Borrower within 20 days after receipt by the Borrower of a Tax Indemnitee’s request for an indemnity payment and the written statement described in Section 13.3(b), or of a Tax Indemnitee’s statement regarding an amount payable by the Tax Indemnitee to the Borrower pursuant to Section 13.3(a), any amount or statement determined or prepared by a Tax Indemnitee pursuant to this Article XIII shall be verified by a nationally recognized firm of independent accountants selected by the relevant Tax Indemnitee and reasonably acceptable to the Borrower, and in order to enable such firm to verify such Tax Indemnitee’s computations, such Tax

Indemnitee shall provide to such firm (for their own confidential use and not be disclosed to the Borrower or any other Person) all information reasonably necessary for such verification; provided, however, that neither such firm, the Borrower nor any other person will have any right to examine any tax return, books or records of such Tax Indemnitee. The costs of any verification shall be payable by the Borrower unless such firm determines that any amount payable by the Borrower is less, or that any amount payable by the relevant Tax Indemnitee is more, than the amount stated by the relevant Tax Indemnitee by at least 5%. Such firm shall be requested to make its determination within 30 days. In the event such firm shall determine that such amount or statement is incorrect, then such firm shall determine what it believes to be the correct amount, and such determination shall be binding upon the parties. The sole responsibility of such firm shall be to verify the computation of the amounts payable hereunder; the interpretation of this Agreement or any other Operative Document shall not be within the scope of such firm’s responsibilities.
     (f) Each payment by the Borrower to a Tax Indemnitee pursuant to this Article XIII shall be made on an After-Tax Basis.
     13.4 Withholding on Payments.
     (a) All amounts payable by the Borrower pursuant to the Loan Documents shall be free of withholding on account of any Taxes, unless such withholding is required by applicable law. If any Tax is required to be withheld from any such amount payable by the Borrower to or for the benefit of a Tax Indemnitee under any Loan Document, the Borrower (A) shall pay an additional amount such that the net amount actually or constructively received by such Tax Indemnitee will, after such withholding (including withholding from any additional amount payable pursuant to this sentence), equal the full amount of the payment then due, (B) shall pay, or cause to be paid, to the relevant Tax authority the full amount required to be withheld (including the full amount required to be withheld from any additional amount paid pursuant to this sentence) in accordance with applicable law, and (C) shall furnish to the affected Tax Indemnitee as soon as practicable an official receipt (or a certified copy thereof) if reasonably obtainable or such other documentation as is reasonably obtainable and reasonably acceptable to such Tax Indemnitee evidencing payment of the withheld Tax.
     (b) If the Security Trustee is required by any applicable law to withhold any Tax from any amount payable by such person to the Facility Agent, the Security Trustee, or any Lender under the this Agreement, (A) such party will give the Borrower and Lenders prompt written notice of such requirement, (B) the party making such payment shall withhold such Tax from such payment, and (C) the Borrower shall pay to the Facility Agent, the Security Trustee, or such Lender (as the case may be) an additional amount such that the sum of the net amounts received by the Facility Agent, the Security Trustee, or such Lender (as the case may be) will, after such withholding (including withholding from any additional amount payable pursuant to this sentence), equal the amount that the Security Trustee, the Facility Agent or such Lender (as the case may be) would have received if such withholding had not been required. As among the Borrower, the Facility Agent, the Security Trustee and each Lender, the Security Trustee shall act as the withholding agent for any Taxes required to be withheld pursuant to this Agreement and shall be responsible for satisfying all governmental filings and information requirements in connection therewith.
     (c) For the avoidance of doubt, if for any reason the Borrower is required by this Section 13.4 to pay any amount with respect to Excluded Taxes, the relevant Tax Indemnitee shall promptly upon demand repay such amounts to the Borrower.
     (d) Each Non-U.S. Lender shall deliver to the Facility Agent and the Security Trustee on the Initial Advance Date (or, if such Lender becomes a Non-U.S. Lender after the Initial Advance Date, on the date on which such Non-U.S. Lender becomes a Lender) a properly completed and duly signed Internal Revenue Service Form W-8BEN, W-8ECI or W-8EXP (or applicable successor form) evidencing such Lender’s entitlement to a complete exemption from (or, in the case of a Lender that becomes a Lender after the Initial Advance Date, a reduction in the rate of) United States withholding taxes on interest and all other amounts payable to such Lender pursuant to the Loan Documents. Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code), but is not a person described in Section 6049(b)(4) of the Code, shall deliver to the Borrower, the Facility Agent and the Security Trustee on the Initial Advance Date (or, if such Lender becomes a Lender after the Initial Advance Date, on the date on which such Lender becomes a Lender) a properly completed and duly signed Internal Revenue Service Form W-9 (or applicable successor form), evidencing such Lender’s entitlement to a complete exemption from United States withholding taxes on interest and all other amounts payable to such Lender pursuant to the Loan Documents.
     (e) The Facility Agent and the Security Trustee shall deliver to the Borrower no later than required by law and from time to time thereafter when required by applicable law or reasonably requested by any such person a properly completed and duly signed Internal Revenue Service Form W-8IMYor applicable successor form (including all attachments required by applicable law or by the instructions to Form W-8IMY).
     (f) If any Internal Revenue Service form delivered by the Facility Agent, Security Trustee or any Lender pursuant to this Section 13.4 expires or becomes inaccurate or obsolete, the Facility Agent, Security Trustee or such Lender (as the case may be) shall deliver to the Borrower, the Facility Agent and the Security Trustee a replacement Internal Revenue Service form (or applicable successor form).
     (g) The Facility Agent and each Lender agrees (and each other Lender, by its execution hereof and by acceptance of the assignment of any Loans, shall be deemed to agree) to indemnify and hold harmless on an After-Tax Basis each of the Facility Agent (in the case of Lenders), the Security Trustee and the Borrower, within 30 days after receipt of written demand therefor, for all liabilities, losses, costs and expenses paid or incurred by the Facility Agent (in the case of Lenders), the Security Trustee or the Borrower (as the case may be) as a result of its failure to comply with the provisions of this Section 13.4 or the inaccuracy of any Internal Revenue Service form delivered by it pursuant to this Section 13.4.

     (h) If the Borrower, the Facility Agent or the Security Trustee fails to withhold from any payment to the Facility Agent or a Lender pursuant to this Agreement or any Loan Document any Tax which such person is required by applicable law to withhold from such payment, but for which it is not responsible under this Section 13.4, the Security Trustee, the Facility Agent or such Lender (as the case may be) shall repay to such person, within ten Business Days after receipt of such person’s written demand therefor, the amount which such person was required to withhold.
     (i) If any party hereto determines that any Tax is required by applicable law to be withheld from any amount payable to the Facility Agent, the Security Trustee or any Lender pursuant to any Loan Document, the party making such determination shall give written notice thereof to the other parties hereto and to the affected Finance Parties, and if requested by the Borrower, each other party hereto and the affected Lender shall use reasonable efforts to take appropriate action to eliminate or minimize the Borrower’s indemnity liability under this Article XIII, provided that no such person shall be obligated to accept any amendment of any Loan Document or to take any other action if such amendment or other action might in such person’s sole discretion be adverse to it; and if the Borrower and the other notified parties do not agree on a course of action pursuant to the preceding clause of this sentence within 60 days after the date of the Borrower’s request therefor, the Borrower may cause one or more institutional investors unrelated to the Borrower and reasonably acceptable to the remaining Lenders to purchase the Loans of the affected Lender (provided that such transfer is otherwise in accordance with Article XXI hereof) on the next scheduled Interest Payment Date for an amount equal to the aggregate outstanding principal amount of those Loans plus all accrued and unpaid interest thereon resulting from such transfer, and concurrently with such purchase the affected Lender shall be paid all other amounts owing to it pursuant to the Operative Documents.
     13.5 Survival. The indemnities and other obligations of the Borrower, and the obligations of each Tax Indemnitee, under this Article XIII shall survive the Lenders’ making their respective Commitments available, the Maturity Date of all of the Loans and the expiration or other termination of the Operative Documents.
     13.6 Non-Parties. In the case of any Tax Indemnitee that is not a party to this Agreement, the Borrower may require such Tax Indemnitee to agree in writing, in form and substance reasonably acceptable to the Borrower, to perform its obligations under the provisions of this Article XIII before making any payment to such Tax Indemnitee under this Article XIII.
ARTICLE XIV
INCREASED COSTS, ETC.
     14.1 Increased Costs.
          14.1.1 If, by reason of any Change in Law occurring after the Initial Advance Date:

     (a) a Lender or any Holding Company of such Lender has a reduction on its rate of return on its capital as relates to the class of assets and liabilities that includes its commitments and Loans made under this Agreement below that which such Lender or Holding Company would have achieved but for such Change in Law (taking into account the capital adequacy policies developed by such Lender in connection with the implementation of the Basel II accord);
     (b) a Lender or any Holding Company of such Lender incurs a cost as a result of such Lender entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of any Loans) under this Agreement; or
     (c) there is any increase in the cost to a Lender or any Holding Company of such Lender of funding or maintaining all or any of the Loans comprised in a class of loans formed by or including such Lender’s share of the Loans made or to be made by such Lender, including any reserve, special deposit or similar requirement assessed against assets of, deposits with or for account of, or credit extended by, such Lender;
then, subject to the provisions of this Article 14, the Borrower shall, from time to time on demand of the Facility Agent (on behalf of any Lender), promptly pay to the Security Trustee for the account of that Lender, amounts sufficient to hold harmless and indemnify such Lender on an After-Tax Basis, from and against, as the case may be, (x) the reasonably allocable portion of any such reduction in the rate of return on capital, (y) any such actual cost, (z) any such increased cost (or such proportion of such increased cost as is reasonably attributable to its participating in the funding or maintaining of the Loans) (together, “Increased Costs”); provided, that:
     (d) the Borrower shall have no liability under this Section 14.1 in respect of any Taxes;
     (e) the Borrower shall have no liability under this Section 14.1 if (i) the Borrower elects to repay the affected Loans and cancels the affected commitments pursuant to Section 6.6 hereof (provided that the Borrower shall nevertheless be liable under this Section 14.1 for increased costs relating to the period prior to such prepayment and cancellation), (ii) such Lender is not also seeking indemnification against similar increased costs, to the extent it is entitled to do so, in transactions with substantial borrowers (it being agreed that an officer’s certificate to the contrary from any such Lender shall constitute sufficient evidence of such fact) or (iii) the claim for Increased Costs arises out of a voluntary relocation by such Lender of its Facility Office;
     (f) such Lender shall only be entitled to receive compensation for such Increased Costs from and after the time that is 120 days prior to the date the Increased Cost Notice referred below is received by Borrower; and
     (g) such Lender will (at Borrower’s expense) use commercially reasonable efforts to mitigate the amount of the Increased Costs associated with such event, including designating a different Facility Office to hold the Loans if such designation will avoid or reduce such Increased Costs and will not, in the sole opinion of such Lender, result in any economic, legal or regulatory disadvantage to such Lender (other than economic disadvantages for which the Borrower has provided an indemnity acceptable to such Lender).
          14.1.2 A Lender intending to make a claim for Increased Costs pursuant to Section 14.1 shall, within thirty (30) days after becoming aware of the same, provide written notice to the Facility Agent and the Borrower in writing of the event by reason of which it is entitled to do so (the “Increased Cost Notice”); provided, that:
     (a) the Increased Cost Notice shall described the events giving rise to such Increased Costs, the basis for determining and allocating such Increased Costs and the amount of each request by such Lender for compensation under this Article XIV, together with a statement that the determinations and allocations made in respect of the Increased Costs comply with the provisions of this Article XIV; and
     (b) such Lender shall not be required to disclose any confidential information relating to the organization of its affairs, or its capital structure or return on capital.
     14.2 Certificate of Lenders. A certificate of a Lender as to (i) any amount payable to it under this Agreement or (ii) the amount of any indemnity payable to it, or for its account, under this Article 14 shall, in either case and in the absence of manifest error, be prima facie evidence of the existence and amount of such obligation of the Borrower so long the underlying determinations and allocations are made on a reasonable basis.
     14.3 No Greater Obligation. Notwithstanding any other provision of this Agreement, if a Lender changes its Facility Office or Facility Agent changes the office through which it is acting or Facility Agent or a Lender assigns or transfers the whole or any part of any Loan or its rights, benefits or obligations under this Agreement and such change, assignment or transfer would at the date of such change, assignment or transfer subject the Borrower to any greater obligation or liability under this Agreement or any other Operative Documents than it would have been under on such date if no such change, assignment or transfer had then taken place, then unless such change, assignment or transfer was made at the request of the Borrower in order to mitigate or avoid the requirement for payment of additional amounts or increased costs or after the occurrence and continuation of an Event of Default, the Borrower shall not be obliged to pay any amounts in excess of the amount that it would have been obliged to pay had no change, assignment or transfer then taken place.
ARTICLE XV
OTHER INDEMNITIES
     15.1 Currency Indemnity.
          15.1.1 The United States Dollar is the currency of account and payment for each and every sum at any time due from Borrower hereunder except for amounts which are expressly stated to be due in any other currency. If any sum due from the Borrower under the Loan Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
          (i) making or filing a claim or proof against the Borrower;
          (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall, on an After-Tax Basis, as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
          15.1.2 The Borrower waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.
     15.2 Break Amounts. The Borrower shall indemnify each Lender against any cost, loss or liability incurred by that Lender or deemed incurred by that Lender under this Section 15.2 (characterized as a “negative” Break Amount) as a result of:
     (a) funding, or making arrangements to fund, its participation in an Advance requested by the Borrower in an Advance Request but not made for any reason (other than by reason of default by that Lender alone);
     (b) any Loan (or part of such Loan) being repaid on a date other than an Interest Payment Date;
     (c) any Maturity Date not being also an Interest Payment Date; or
     (d) any Loan (or part of such Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower, in each case including, without limitation, in relation to funds borrowed or mobilized, the liquidation or redeployment of any deposits taken or made, and/or the loss of margin, which amount shall be payable on the dates specified herein for payment of Break Amount. All “negative” Break Amounts hereunder shall be equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein (excluding the Applicable Margin) over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender). Notwithstanding anything in any Loan Document (except as provided in Section 4.2.2), so long as no Event of Default shall have occurred and be continuing and as long as no other amounts are due and outstanding under this Agreement at the relevant time, the Borrower will receive the benefit from any “positive” Break Amount which may be realized by a Lender (being an amount equal to the excess, if any, of (ii) over (i) in the preceding sentence.
     15.3 Indemnity to the Facility Agent. The Borrower shall, on an After-Tax Basis, promptly indemnify the Facility Agent against any reasonable cost, loss or liability incurred by the Facility Agent as a result of:
          15.3.1 investigating any event which it reasonably believes is an Event of Default; or
          15.3.2 acting or relying on any notice, request or instruction by the Borrower which it reasonably believes to be genuine, correct and appropriately authorized.
     15.4 Enforcement Indemnity. Without prejudice to the other provisions of this Article 15 but subject to the limitations contained in Article XII and Article XIII, following the occurrence of an Event of Default and enforcement by the Security Trustee of its rights under the Security Documents and without prejudice to the financing provisions of the Loan Documents (including, without limitation, the indemnities contained herein), the Borrower will on demand, on an After-Tax Basis, indemnify each Finance Party against any loss, including without limitation Remarketing Expenses, incurred by that Finance Party, together with all costs and expenses associated with (i) funding the Lenders’ Purchase Price of any Aircraft and/or (ii) the transfer of title to, or the maintenance, insurance, storage of, remarketing or leasing of, any Aircraft incurred by that Finance Party prior to the date of any sale of that Aircraft, in each case following such enforcement by the Security Trustee.
ARTICLE XVI
EVENTS OF DEFAULT
     16.1 Events of Default. The following events shall constitute “Events of Default” hereunder (whether any such event shall be voluntary or involuntary, or come about or be effected by operation of law, or pursuant to, or in compliance with, any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Body the United States, or any other jurisdiction, or the administration or interpretation thereof) and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied or waived in writing by the Facility Agent:
     (a) The Borrower fails to pay, for any reason whatsoever, whether or not within the Borrower’s control, any amount of principal of, or interest on, any Loan payable (whether at stated maturity, by acceleration or otherwise) hereunder on the due date therefor and such failure continues for five (5) Business Days thereafter;
     (b) The Borrower fails to pay, for any reason whatsoever, whether or not within the Borrower’s control, any other amount payable by the Borrower (whether at stated maturity, by acceleration or otherwise) hereunder or under any other Operative Document to which the Borrower is a Party (including, without limitation, any additional amounts required to be paid by the Borrower in respect of Indemnified Taxes pursuant to Section 13 hereof), on the due date therefor and such failure continues for ten (10) Business Days after written notice of such failure has been given by the Facility Agent or the Security Trustee to the Borrower;
     (c) Any representation, warranty or statement made or deemed to be made by the Borrower or the Guarantor in this Agreement or in any other Operative Document to which it is a Party or in any certificate, statement, notice, opinion or any other document provided by, or the provision of which has been requested or authorized by, or given at the direction of the Borrower or the Guarantor under or in connection with this Agreement or any other Operative Document, shall prove to be incorrect in any material respect as at the date when it was, or was deemed to be, made with reference to the facts and circumstances subsisting at such date and shall not have been cured (to the extent of the adverse impact of incorrectness) by the Borrower or the Guarantor within thirty (30) days after receipt of the Security Trustee’s or the Facility Agent’s written notice to the Borrower or the Guarantor requiring the same to be cured (to the extent of the adverse impact of incorrectness); provided, however, if such failure is capable of being corrected and the Borrower or the Guarantor is diligently proceeding to correct such failure, the Borrower or the Guarantor shall be provided one hundred twenty (120) days after receipt of the Security Trustee’s or the Facility Agent’s written notice to the Borrower or the Guarantor to remedy such failure;
     (d) The Borrower or the Guarantor shall fail to observe or perform in any material respect any of its obligations under this Agreement or any of the other Operative Documents to which the Borrower or the Guarantor is a party (other than, for the avoidance of doubt, any failure to observe or perform an obligation that constitutes a separate Event of Default under this Section 16.1) and such failure shall not have been remedied within thirty (30) days after receipt of the Security Trustee’s or the Facility Agent’s written notice to the Borrower or the Guarantor requiring the same to be remedied; provided, however, if such failure is capable of being corrected and the Borrower or the Guarantor is diligently proceeding to correct such failure, the Borrower or the Guarantor shall be provided one hundred twenty (120) days after receipt of the Security Trustee’s or the Facility Agent’s written notice to the Borrower or the Guarantor to remedy such failure;
     (e) Any of the Security Documents, or the Security Interests intended to be created thereby, shall cease to constitute a duly perfected and enforceable security interest over the Collateral referred to therein with a preference and priority superior to that of all other Security Interests and if such cessation is capable of remedy, such situation continues for more than ten (10) Business Days other than as a result of any failure by a Finance Party to take any action required to be taken by it under the Operative Documents;
     (f) The Borrower or Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as such debt becomes due; or the Borrower or

Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, administrative receiver, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the bankruptcy law (as now or hereafter in effect) of any relevant jurisdiction, (iv) file a petition seeking reorganization, arrangement, protection or relief in a proceeding under any other law relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, or composition or readjustment of debts (as now or hereafter in effect) in any relevant jurisdiction, (v) fail to controvert in a timely and appropriate manner, or file an answer admitting the material allegations of, or otherwise acquiesce in writing to, any petition filed against it in an involuntary case under the bankruptcy law (as now or hereafter in effect) of any relevant jurisdiction, (vi) cease to carry on business, or (vii) take any corporate action for the purpose of effecting any of the foregoing;
     (g) A proceeding or case shall be commenced against Borrower or Guarantor, without the application or consent of the Borrower or Guarantor, as the case may be, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, arrangement, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, administrator, administrative receiver, custodian, liquidator or the like of either of the Borrower or Guarantor or of all or any substantial part of its assets, or (iii) similar relief in respect of either of the Borrower or Guarantor under any law relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, or composition or adjustment of debts and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days or more; or an order for relief against either of the Borrower or Guarantor shall be entered in an involuntary case under the bankruptcy laws of the relevant jurisdiction;
     (h) The Borrower shall cease to be a certified air carrier;
     (i) Final, binding and non-appealable judgment(s) for the payment of money in the aggregate in excess of $15,000,000.00 shall be rendered against the Borrower or Guarantor and the same shall remain undischarged for a period of more than fifteen (15) calendar days unless: (i) execution of such judgment shall effectively be stayed, (ii) adequate bonding fully covering such judgment shall exist or (iii) adequate insurance covering such judgments shall be in place (evidence of which shall be delivered to the Facility Agent promptly upon its request) and the related insurers have acknowledged their liability in respect thereof.
     16.2 Exercise of Remedies.
          16.2.1 In the case of any Event of Default which is continuing, in addition to all other rights and remedies otherwise vested in, or available to, any of the Finance Parties under the Security Documents or otherwise:
     (a) the Security Trustee, if so instructed by the Controlling Lenders, shall by notice to the Borrower (unless such notice is prohibited by applicable law), declare the aggregate principal amount then outstanding of, and the accrued interest on, any or all of the Loans, any Break Amount, accrued commitment fees and any or all other amounts owing to the Finance Parties, to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand (except as aforesaid), protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) the Facility Agent may, and if so instructed by the Controlling Lenders, shall, by notice to the Borrower (unless such notice is prohibited by applicable law), cancel the Total Commitments whereupon they shall immediately be cancelled.
          16.2.2 In the case of the occurrence of an Event of Default referred to in clause (f) or (g) of Section 16.1, in addition to all other rights and remedies otherwise vested in, or available to, any of the Finance Parties under the Security Documents or otherwise, the Total Commitments shall automatically be cancelled and the Loans, together with accrued interest, any Break Amount, accrued commitment fees and all other amounts owing to the Finance Parties under the Loan Documents shall automatically be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower (unless, subsequent to such automatic acceleration, such automatic acceleration is waived by the Controlling Lenders).
          16.2.3 For the avoidance of doubt, notwithstanding the fact that the Loans have been divided into Tranches or anything else to the contrary in any Loan Document, (i) any Event of Default in respect of any one or more Loans relating to any one or more Aircraft shall constitute an Event of Default, as applicable, in respect of all the Loans made hereunder and (ii) the entirety of the Collateral shall secure all of the Secured Obligations and the Finance Parties shall be entitled to apply the proceeds realized from the disposition of any item of Collateral to any or all of the Loans without regard to whether any such Loan relates to any particular Collateral.
ARTICLE XVII
THE SECURITY TRUSTEE
     17.1 [Omitted]
     17.2 Acceptance of Appointment. Each of the Lenders and the Facility Agent hereby appoints Bank of Utah to act as Security Trustee hereunder and Bank of Utah hereby accepts such appointment. The Security Trustee hereby covenants and agrees to perform and observe all of its covenants and undertakings set forth in this Agreement and in the Security Documents, which shall govern the duties and responsibilities of the Security Trustee to the Finance Parties.
     17.3 Duties and Responsibilities of the Security Trustee to the Finance Parties.
     17.3.1 In the event the Security Trustee shall have knowledge of an Event of Default (which shall not have been cured), the Security Trustee shall give prompt written notice of such Event of Default to the Facility Agent. Subject to the provisions of Section 17.3.3(v), the Security Trustee shall take such action with respect to any Event of Default as the Security

Trustee shall be instructed in writing by the Controlling Lenders. In the absence of actual knowledge of an officer in the “Corporate Trust Department” or its equivalent of the Security Trustee, the Security Trustee shall not be deemed to have knowledge of an Event Default unless notified in writing of such Event of Default by the Facility Agent.
          17.3.2 Subject to the terms of Sections 17.3.1 and 17.3.3, with respect to the Collateral and each Operative Document, upon the written instructions at any time and from time to time of the Controlling Lenders, the Security Trustee shall take such of the following actions as may be specified in such instructions: (i) give such notice or direction or exercise such right, remedy or power hereunder or under the Operative Documents as shall be specified in such instructions; (ii) approve as satisfactory to the Security Trustee all matters expressly required by the terms hereof or thereof to be satisfactory to the Security Trustee, it being understood that without the written instructions of the Controlling Lenders the Security Trustee shall not approve any such matter as satisfactory to the Security Trustee; and (iii) execute such documents as may be required under this Agreement or any other Operative Document as may be specified from time to time in the written instructions of the Controlling Lenders.
          17.3.3 No provision of this Agreement shall be construed to relieve the Security Trustee from liability for the Security Trustee’s own gross negligence or its own willful misconduct, or its failure to use ordinary care in receiving, handling or disbursing funds except that:
          (i) the duties and obligations of the Security Trustee shall be determined solely by the express provisions of this Agreement, and the Security Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Security Trustee;
          (ii) in the exercise of good faith, the Security Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Security Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Security Trustee, the Security Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement or the other Operative Documents;
          (iii) the Security Trustee shall not be liable for any error of judgment made in good faith by a responsible officer of it, unless it shall be proved that the Security Trustee was grossly negligent in ascertaining the pertinent facts;
          (iv) the Security Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction in writing of the Controlling Lenders, relating to the time, method and place of conducting any proceeding for any remedy available to the Security Trustee, or exercising any right or power conferred upon the Security Trustee under this Agreement, and shall not be obligated to perform any discretionary act under this Agreement without the instructions in writing of the Controlling Lenders;
          (v) the Security Trustee shall not be under any obligation to exercise any rights or powers or take any other action upon the instructions of the Controlling Lenders (including, without limitation, the insuring, taking care of or taking possession of the Aircraft or any Engine), and no provision of this Agreement shall require the Security Trustee to expend or risk its own funds or otherwise incur any financial liability, unless and until the Security Trustee shall have been fully indemnified by any person reasonably acceptable to the Security Trustee against all liability and expense in connection with the exercise of such right or power or the taking of such other action;
          (vi) the Security Trustee shall have a claim and lien upon the Collateral prior to the other Finance Parties for any costs or expenses incurred by the Security Trustee acting in accordance with written instructions from the Controlling Lenders and for which the Security Trustee shall not have been reimbursed; and
          (vii) promptly upon receipt by the Security Trustee from the Borrower of the financial statements, reports and other documents to be furnished by the Borrower pursuant to this Agreement or pursuant to the other Loan Documents, if any, and of all other notices and documents to be delivered by the Borrower to the Security Trustee pursuant to the other Loan Documents, the Security Trustee shall furnish copies thereof to the Facility Agent, unless such notices and documents have previously been so provided.
     17.4 Certain Rights of the Security Trustee. Except as otherwise provided above:
          17.4.1 the Security Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, trust certificate, guaranty or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
          17.4.2 whenever in the administration of this Agreement the Security Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Security Trustee (unless other evidence be herein specifically prescribed) may, in the exercise of good faith on its part, rely on a certificate of a responsible officer of any person;
          17.4.3 the Security Trustee may consult with counsel, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in reliance thereon; and
          17.4.4 the Security Trustee shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.
     17.5 Application of Debt Service and Other Payment. To the extent received and subject to Section 17.6 (Funds May Be Held by Security Trustee), the Security Trustee covenants and agrees to apply all payments received by it under this Agreement and the other Operative Documents when and as the same shall be received:
     (a) if no Event of Default shall have occurred and be continuing, in satisfaction of the obligations under the Loan Documents in respect of which such payments were made and if such amount is insufficient to satisfy such obligations, in the order of priorities specified in Section 19.5 (Partial Payments) of this Agreement; and
     (b) during the continuation of an Event of Default, in the order of priorities specified in Section 19.6 (Application of Security Proceeds) of this Agreement.
     17.6 Funds May Be Held by Security Trustee. Any monies or proceeds from any Collateral at any time paid to or property held by the Security Trustee as part of the Collateral Trust, until paid out by the Security Trustee as herein provided, shall be invested in Permitted Investments in accordance with written instructions of the Borrower or (if an Event of Default shall have occurred and be continuing) the Controlling Lenders, and the Security Trustee shall be under no liability for interest upon any such money so invested except as otherwise agreed with the Borrower. The Borrower is solely responsible for the payment of any Taxes incurred in respect of such Permitted Investments. Any income realized as a result of any such Permitted Investment described above, net of the Security Trustee’s reasonable fees and expenses in making such investment, shall be held and applied by the Security Trustee in the same manner as the principal amount of such investment is to be applied and any losses, net of earnings and such reasonable fees and expenses, shall be charged against the principal amount invested. The Security Trustee shall not be liable for any loss resulting from any investment made by it or any investment sold by it under this Agreement in accordance with instructions from the Borrower or the Controlling Lenders, as the case may be, other than by reason of its willful misconduct or gross negligence, and any such investment may be sold (without regard to its maturity) by the Security Trustee without instructions whenever the Security Trustee reasonably believes such sale is necessary to make a distribution required by this Agreement.
     17.7 Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties By other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies Held in Trust.
          17.7.1 Except as otherwise provided in Section 17.3 (Duties and Responsibilities of the Security Trustee) above, the Security Trustee shall not be liable to any person for any delay in the delivery of the Aircraft, or for any default on the part of the Aircraft Manufacturer or the Borrower, or for any defect in the Aircraft or in the title thereto or any Operative Document, nor shall anything herein be construed as a warranty on the part of the Security Trustee in respect thereof or as a representation on the part of the Security Trustee in respect of the value thereof, or in respect of the title thereto or adequacy thereof, except to the extent provided in Section 17.7.2.
          17.7.2 Except as otherwise provided in Section 17.3 (Duties and Responsibilities of the Security Trustee) above, the Security Trustee may perform its powers and duties hereunder by or through such attorneys, agents and servants as it shall appoint, and shall be answerable for only its own acts, gross negligence and willful misconduct and not for the default or misconduct of any attorney, agent or servant appointed by it with due care. The Security Trustee shall not be responsible in any way for the recitals herein contained or for the execution or validity of this Agreement or any other Operative Document, except that the Security Trustee in its individual capacity will be responsible and liable for the truth and accuracy of the Security Trustee’s representations and warranties contained in Article IX.
          17.7.3 The Security Trustee shall be entitled to receive payment of its reasonable expenses and disbursements hereunder, including its expenses and disbursements in connection with the enforcement of its rights as Security Trustee for the relevant Collateral in enforcing remedies hereunder, under the Agreement or under the other Loan Documents, or in collecting upon, maintaining, refurbishing or preparing for sale any portion of the Collateral, and to receive compensation for all services rendered by it in performing its duties in accordance with the terms of this Agreement. All such fees, expenses and disbursements shall be paid by the Borrower in accordance with the Security Trustee Fee Letter.
          17.7.4 Any monies or proceeds from any Collateral at any time held by the Security Trustee hereunder or any other Loan Document shall, until paid out by the Security Trustee as herein provided, be held by it in trust as herein provided for the benefit of the Finance Parties.
     17.8 Persons Eligible for Appointment as Security Trustee. There shall at all times be a Security Trustee hereunder, which shall be a bank or corporation having (excepting the initial Security Trustee) a combined capital and surplus of at least five hundred million dollars ($500,000,000.00), and which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority. If such bank or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 17.8, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Security Trustee shall cease to be eligible in accordance with the provisions of this Section 17.8, the Security Trustee shall resign immediately in the manner and with the effect specified in Section 17.9 (Resignation and Removal; Appointment of Successor Security Trustee) below.
     17.9 Resignation and Removal; Appointment of Successor Security Trustee.
          17.9.1 The Security Trustee may at any time resign by giving written notice of resignation to the Facility Agent (who shall promptly notify the Lenders) and the Borrower. Upon receiving such written notice of resignation and evidence satisfactory to it of such mailing, the Facility Agent (acting upon the instruction of the Controlling Lenders) shall promptly appoint a successor agent, by written instrument, in duplicate, executed by an authorized officer or director of the Facility Agent, which successor shall be reasonably acceptable to the Borrower so long as no Default or Event of Default shall have occurred and be continuing, in which case, one copy of which instrument shall be delivered to the Security Trustee so resigning, one copy to the successor agent and one copy to each of the Finance Parties. If no successor agent shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning agent may petition any court of competent jurisdiction for the appointment of a successor agent, or the Finance Parties may petition any such court for the appointment of a successor agent. Such court may thereupon, after such notice, if any, as it may deem proper, prescribe and appoint a successor agent reasonably acceptable to Facility Agent.
          17.9.2 With the consent of the Borrower so long as no Default or Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), the Controlling Lenders may, by notice to the Security Trustee, with or without cause, require it to resign in accordance with Section 17.9.1. In this event, the Security Trustee shall resign in accordance with Section 17.9.1.
          17.9.3 Any resignation or removal of the Security Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 17.9 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 17.10 (Acceptance of Appointment by Successor Security Trustee) below.
     17.10 Acceptance of Appointment by Successor Security Trustee. Any successor trustee appointed as provided in Section 17.9 (Resignation and Removal; Appointment of Successor Security Trustee) above shall execute, acknowledge and deliver to the relevant beneficiaries, and to its predecessor agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the title, rights, powers, duties and obligations of its predecessor hereunder and under the Operative Documents to which its predecessor was a party, with like effect as if originally named as the “Security Trustee” herein and therein, and every provision hereof or thereof applicable to the retiring trustee shall apply to such successor trustee with like effect as if such successor trustee had been originally named herein and therein in the place and stead of the Security Trustee; but nevertheless, on the written request of a Finance Party, or of the successor trustee, upon payment of its charges then unpaid, the trustee ceasing to act shall transfer and deliver to such successor all monies, if any, the Aircraft, the Collateral, the Operative Documents and other property held by the trustee so ceasing to act, shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act, and shall execute and deliver such instruments of transfer as may be reasonably requested by such successor trustee or required by any applicable law. Upon request of any such successor trustee, the relevant beneficiary shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers and recognizing the transfer of title as aforesaid, and shall do and perform any and all acts necessary to establish and maintain the title and rights of the successor trustee in and to the Aircraft, the Collateral, the Operative Documents and other property in the Collateral. Any trustee ceasing to act shall, nevertheless, retain a Security Interest upon all property or funds held or collected by such trustee to secure any amounts then due it pursuant to the provisions of Section 17.7 (Security Trustee Not Liable for Delivery Delays or Defects in the Aircraft or Title or any Operative Document; May Perform Duties by other Finance Parties; Reimbursement of Expenses; Holding of the Operative Documents; Monies held in Trust). No successor trustee shall accept appointment as provided in this Section 17.10 (Acceptance of Appointment by Successor Security Trustee) unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 17.8 (Persons Eligible for Appointment as Security Trustee). Upon acceptance of appointment by a successor trustee as provided in this

Section 17.10 such successor trustee shall mail notice of the succession of such trustee hereunder to the Finance Parties .
     17.11 Merger or Consolidation of Security Trustee. Any corporation into which the Security Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger or conversion or consolidation to which the Security Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Security Trustee, shall be the successor of the Security Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 17.8 (Persons Eligible for Appointment as Security Trustee), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, and in the event that any costs or expenses (including legal fees) arise in connection therewith, they shall be for the account of the Security Trustee.
     17.12 Appointment of Additional and Separate Security Trustees. If at any time or times the Security Trustee shall deem it necessary or prudent in order to conform to any law of any jurisdiction in which the Aircraft, the Collateral or any Loan Document shall be situated or in which any of the same is expected to be enforced, or the Security Trustee shall be advised by counsel that it is so necessary or prudent in the interest of the beneficiaries or the beneficiaries shall in writing so request the Security Trustee, the Security Trustee shall execute and deliver an agreement supplemental hereto and all other instruments and agreements necessary or proper to constitute another bank or trust company or one or more persons approved by the Security Trustee and the Facility Agent either to act as additional trustee or trustees of the Aircraft, the Collateral or the Loan Documents, jointly with the Security Trustee originally named herein or any successor or successors, or to act as separate agent or agents of the Aircraft, the Collateral or the Loan Documents, in any such case with such powers as may be provided in such supplemental agreement, and to vest in such bank, trust company or person as such additional agent or separate agent, as the case may be, any property, title, right or power of the Security Trustee deemed necessary or advisable, subject to the remaining provisions of this sub-Section, provided such person shall be eligible under the provisions of Section 17.8 (Persons Eligible for Appointment as Security Trustee). The Security Trustee may execute, deliver and perform any deed, conveyance, assignment or other instrument in writing as may be required by any additional agent or separate agent for more fully and certainly vesting in and confirming to it or him any property, title, right or powers which by the terms of such supplemental agreement are expressed to be conveyed or conferred to or upon such additional agent or separate agent. Every additional agent and separate agent hereunder shall, to the extent permitted by law, be appointed and act as and be such, and the Security Trustee and its successors as the Security Trustee shall act as and be such, subject to the following provisions and conditions:
          17.12.1 all powers, duties, obligations and rights conferred upon the Security Trustee in respect of the receipt, custody and payment of monies shall be exercised solely by the Security Trustee or its successor as Security Trustee;
          17.12.2 all other rights, powers, duties and obligations conferred or imposed upon the Security Trustee shall be conferred or imposed upon and exercised or performed by the Security Trustee or its successor as Security Trustee and such additional agent or agents and separate agent or agents jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Security Trustee or its successor as Security Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Aircraft in any such jurisdiction) shall be exercised and performed by such additional agent or agents or separate agent or agents;
          17.12.3 no power hereby given to, or which it is hereby provided may be exercised by, any such additional agent or separate agent shall be exercised hereunder by such additional agent or separate agent except jointly with, or with the consent of, the Security Trustee or its successor as Security Trustee, anything herein contained to the contrary notwithstanding; and
          17.12.4 no agent hereunder shall be personally liable by reason of any act or omission of any other agent hereunder.
If at any time the Security Trustee shall deem it no longer necessary or prudent in order to conform to any such law or shall be advised by such counsel that it is no longer so necessary or prudent in the interest of the Finance Parties then the Facility Agent shall in writing so request the Security Trustee, and the Security Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any additional agent or separate agent. Any additional agent or separate agent may at any time by an instrument in writing constitute the Security Trustee his agent or attorney-in-fact, with full power and authority, to the extent which may be authorized by law, to do all acts and things and exercise all discretion which he is authorized or permitted to do or exercise, for and in his behalf and in his name. In case any such additional agent or separate agent shall die, become incapable of acting, resign or be removed, all the assets, property, rights, powers, trusts, duties and obligations of such additional agent or separate agent, as the case may be, so far as permitted by law, shall vest in and be exercised by the Security Trustee, without the appointment of a new successor to such additional agent or separate agent, unless and until a successor is appointed in the manner hereinbefore provided. Any request, approval or consent in writing by the Security Trustee to any additional agent or separate agent shall be sufficient warrant to such additional agent or separate agent, as the case may be, to take such action as may be so requested, approved or consented to. Each additional agent and separate agent appointed pursuant to this Section 17.12 (Appointment of Additional and Separate Security Trustees) shall be subject to, and shall have the benefit of, Section 17.3 (Duties and Responsibilities of the Security Trustee to the Finance Parties) and Section 17.4 (Certain Rights of the Security Trustee).
     17.13 Dealing with Parties. The Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking activities or other business with any party to the Operative Documents and any Affiliate of such party.

ARTICLE XVIII
THE FACILITY AGENT
     18.1 Appointment of the Facility Agent.
          18.1.1 Each of the Lenders appoints Norddeutsche Landesbank Girozentrale to act as its agent under and in connection with the Loan Documents, in which capacity it is authorized to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.
          18.1.2 Norddeutsche Landesbank Girozentrale hereby accepts such appointment.
     18.2 Duties of the Facility Agent.
          18.2.1 The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
          18.2.2 The Facility Agent shall promptly forward to each of the Lenders a copy of any document or notice which is delivered to the Facility Agent by the Borrower, the Guarantor or the Security Trustee.
          18.2.3 If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.
          18.2.4 The Facility Agent shall promptly notify the Lenders of any Default (in relation to which it has actual knowledge) arising under Section 16.1(a) (Non-payment).
          18.2.5 The Facility Agent’s duties under the Loan Documents are solely mechanical and administrative in nature.
     18.3 No Fiduciary Duties.
          18.3.1 Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other person.
          18.3.2 The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
     18.4 Business with the Borrower. The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
     18.5 Rights and Discretions of the Facility Agent.
          18.5.1 The Facility Agent may rely on:
               (i) any representation, notice or document reasonably believed by it to be genuine, correct and appropriately authorized; and

               (ii) any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
          18.5.2 The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
               (i) no Default has occurred (unless it has actual knowledge of a Default arising under Section 16.1(a) (Non-payment)); and
               (ii) any right, power, authority or discretion vested in any Party or the Controlling Lenders has not been exercised.
          18.5.3 The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
          18.5.4 The Facility Agent may act in relation to the Operative Documents through its personnel and agents.
     18.6 Controlling Lenders’ Instructions.
          18.6.1 Unless a contrary indication appears in a Loan Document, the Facility Agent shall (a) act in accordance with any instructions given to it by the Controlling Lenders (or, if so instructed by the Controlling Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Controlling Lenders.
          18.6.2 Unless a contrary indication appears in a Loan Document, any instructions given by the Controlling Lenders will be binding on all the Lenders.
          18.6.3 The Facility Agent may refrain from acting in accordance with the instructions of the Controlling Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
          18.6.4 In the absence of instructions from the Controlling Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
          18.6.5 The Facility Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Operative Document.
     18.7 Responsibility for Documentation. The Facility Agent is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Operative Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Operative Document.

     18.8 Exclusion of Liability.
          18.8.1 Without limiting Section 18.8.2 below, the Facility Agent will not be liable for any action taken by it under or in connection with any Operative Document, unless directly caused by its gross negligence or willful misconduct.
          18.8.2 No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Operative Document and any officer, employee or agent of the Facility Agent may rely on this sub-Section. Any third party referred to in this Section 18.8.2 may enjoy the benefit of and enforce the terms of this Section 18.8.2.
          18.8.3 The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Facility Agent for that purpose.
     18.9 Lenders’ Indemnity to the Facility Agent. Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, on an After-Tax Basis, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or willful misconduct) in acting as Facility Agent under the Loan Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Loan Document).
     18.10 Resignation of the Facility Agent.
          18.10.1 The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
          18.10.2 Alternatively the Facility Agent may resign with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and provided that such consent shall not be required if there shall have occurred and be continuing an Event of Default) by giving notice to the Lenders, in which case the Controlling Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.
          18.10.3 If the Controlling Lenders have not appointed a successor Facility Agent in accordance with Section 18.10.2 within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.
          18.10.4 The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Loan Documents.

          18.10.5 The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.
          18.10.6 Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Operative Documents but shall remain entitled to the benefit of this Article XVIII. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
          18.10.7 With (prior to the occurrence of an Event of Default that is continuing) the consent of the Borrower (such consent not to be unreasonably withheld or delayed), the Controlling Lenders may, by notice to the Facility Agent, require it to resign in accordance with Section 18.10.2. In this event, the Facility Agent shall resign in accordance with Section 18.10.2.
     18.11 [Omitted]
     18.12 Relationship with the Lenders. The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
     18.13 Credit Appraisal by the Lenders. Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Operative Document and the transactions contemplated thereby, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Operative Document including but not limited to:
          18.13.1 the financial condition, status and nature of the Borrower and the Guarantor;
          18.13.2 the legality, validity, effectiveness, adequacy or enforceability of any Operative Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document;
          18.13.3 whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document; and
          18.13.4 the adequacy, accuracy and/or completeness of any information provided by any Party or by any other person under or in connection with any Operative Document, the transactions contemplated by the Operative Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Operative Document.

ARTICLE XIX
PAYMENT MECHANICS
     19.1 Payments to the Security Trustee.
          19.1.1 On each date on which a Lender is required to make a payment under a Loan Document, that Lender shall make the same available to the Security Trustee for value on the due date at the time and in such funds specified by the Security Trustee as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
          19.1.2 Payments by Lenders shall be made to such account in the principal financial centre of the country of that currency with such bank as the Security Trustee specifies.
          19.1.3 The Borrower shall make all payments under this Agreement to the Finance Parties in immediately available funds no later than 11:00 a.m. New York time on the date when due to the following account of the Security Trustee:
Bank: Bank of Utah
Account Number:      01020296
ABA Number:           124300107
Ref:   Atlas Air Acct. No. 8000136
Attn:    Corporate Trust Services
or to such other account in New York as the Security Trustee may designate by not less than five (5) Business Days’ prior written notice to the Borrower. Notwithstanding anything to the contrary contained in any Loan Document, it is acknowledged by each Finance Party that payment to the Security Trustee in accordance with the preceding requirements of this Section 19.1 of any sum due by the Borrower to such Finance Party shall be deemed to constitute payment of the relevant sum by the Borrower to such Finance Party and the Borrower shall not have any liability for any default or delay on the part of the Security Trustee in paying the relevant sum to such Finance Party.
     19.2 Distributions by the Security Trustee. Each payment received by the Security Trustee under the Loan Documents for another Party shall, subject to Section 19.3 and Section 19.4, be made available by the Security Trustee, as soon as practicable after receipt thereof, to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to the account of such Party set forth on Schedule 1A or Schedule 1C or to such other account as such Party may notify to the Security Trustee by not less than five (5) Business Days’ notice with a bank in the principal financial center of the country of that currency.
     19.3 Distributions to the Borrower. The Security Trustee may (with the consent of the Borrower or in accordance with its rights of set-off hereunder or under applicable law) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Loan Documents or in or towards purchase of any amount of any currency to be so applied.

     19.4 Clawback.
          19.4.1 Where a sum is to be paid to the Security Trustee under the Loan Documents for another Party, the Security Trustee is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.
          19.4.2 If the Security Trustee pays an amount to another Party and it proves to be the case that the Security Trustee had not actually received that amount, then the Party to whom that amount was paid by the Security Trustee shall on demand refund the same to the Security Trustee together with interest on that amount from the date of payment to the date of receipt by the Security Trustee, calculated by the Security Trustee to reflect its cost of funds, and upon receipt by the Security Trustee such amount shall be deemed to never have been paid in the first place.
     19.5 Partial Payments.
          19.5.1 If the Security Trustee receives a payment prior to an Event of Default that is insufficient to discharge all the amounts then due and payable by the Borrower under the Loan Documents, the Security Trustee shall apply that payment towards the obligations of the Borrower under the Loan Documents in the following order:
               (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Trustee under the Loan Documents;
               (ii) second, in or towards payment pro rata of any accrued interest (including interest on Unpaid Sums) and Break Amount, if any, due to the Lenders but unpaid under this Agreement;
               (iii) third, in or towards payment pro rata of any principal due to the Lenders but unpaid under this Agreement;
               (iv) fourth, in or towards payment pro rata of any other amounts due to the Lenders but unpaid under the Loan Documents; and
               (v) fifth, at such time as no Event of Default is continuing or all the Secured Obligations have been discharged in full, to the Borrower.
          19.5.2 The Security Trustee shall, if so directed by all of the Lenders, vary the order set out in Sections 19.5.1(ii) to 19.5.1(v).
          19.5.3 Sections 19.5.1(ii) to 19.5.1(v) will override any inconsistent instructions made by the Borrower.
     19.6 Application of Security Proceeds.
          19.6.1 All amounts (i) on deposit with the Security Trustee pursuant to Section 17.6 or (ii) constituting Security Proceeds received by the Security Trustee in each case after the occurrence of an Event of Default and the Loans have been accelerated shall be paid in accordance with the following order of priorities:
               (i) first, in or towards payment or reimbursement of all fees, costs and expenses paid by or on behalf of each of the Security Trustee, the Controlling Lenders or the Facility Agent in connection with its entering upon, taking possession of, holding, managing, selling or otherwise disposing of the Collateral or any portion thereof and any and all Taxes, assessments or other charges of any kind imposed on the Security Trustee in connection with the Collateral in priority to the Security Interests of any Security Document that the Security Trustee determines in good faith to pay or be paid pursuant to written instructions from the Controlling Lenders, and any other amounts payable to the Security Trustee hereunder or under any other Security Document in respect of any indemnities or other obligations of the Borrower relating thereto;
               (ii) second, in or towards payment pro rata of any amounts due to the Lenders but unpaid under the Operative Documents (other than as provided in clause ”third” or “fourth” below);
               (iii) third, in or towards payment pro rata of any accrued interest (including interest on Unpaid Sums) and Break Amount, if any, due to the Lenders but unpaid under this Agreement;
               (iv) fourth, in or towards payment pro rata of any principal due to the Lenders but unpaid under this Agreement; and
               (v) fifth, at such time as no Event of Default is continuing or all the Secured Obligations have been discharged in full, to the Borrower.
          19.6.2 The Security Trustee shall, if so directed by all of the Lenders, vary the order set out in Sections 19.6.1(ii) to 19.6.1(v).
          19.6.3 Sections 19.6.1(ii) to 19.6.1(v) will override any inconsistent instructions made by the Borrower.
     19.7 Payments to Lenders. If a Lender (a “Recovering Lender”) receives or recovers any amount from the Borrower other than in accordance with this Article XIX and applies that amount to a payment due under the Operative Documents then:
          19.7.1 the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery, to the Security Trustee;
          19.7.2 the Security Trustee shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Security Trustee and distributed in accordance with this Article XIX, without taking account of any Tax which would be imposed on the Security Trustee in relation to the receipt, recovery or distribution; and

          19.7.3 the Recovering Lender shall, within three Business Days of demand by the Security Trustee, pay to the Security Trustee an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Security Trustee determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Section 19.5 (Partial Payments).
     19.8 Redistribution of Payments. The Security Trustee shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Section 19.5 (Partial Payments).
     19.9 Recovering Lender’s Rights.
          19.9.1 On a distribution by the Security Trustee under Section 19.8 (Redistribution of Payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
          19.9.2 If and to the extent that the Recovering Lender is not able to rely on its rights under Section 19.9.1, the Borrower shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.
     19.10 Reversal of Redistribution. If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:
          19.10.1 the Lenders which has received a share of the relevant Sharing Payment pursuant to Section 19.8 (Redistribution of Payments) shall, upon request of the Security Trustee, pay to the Security Trustee for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and
          19.10.2 that Recovering Lender’ rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Lenders for the amount so reimbursed.
     19.11 Exceptions.
          19.11.1 Sections 19.7 through 19.10 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Section, have a valid and enforceable claim against the Borrower.
          19.11.2 A Recovering Lender is not obliged to share with any other Lenders any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:
               (i) it notified the other Lenders of the legal or arbitration proceedings; and

               (ii) the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.
     19.12 No Set Off by the Borrower. All payments to be made by the Borrower under the Loan Documents shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim.
     19.13 Business Days. Any payment which is due to be made on a day that is not a Business Day shall be made on the next succeeding Business Day (unless such Business Day falls in the next calendar month, in which case the payment shall be made on the immediately preceding Business Day) and interest shall be adjusted accordingly.
     19.14 Currency of Account.
          19.14.1 Subject to Sections 19.14.2. and 19.14.3, the U.S. dollar is the currency of account and payment for any sum due from the Borrower under any Loan Document.
          19.14.2 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
          19.14.3 Any amount expressed to be payable in a currency other than U.S. dollars shall be paid in that other currency.
ARTICLE XX
THE FINANCE PARTIES; ASSIGNMENT BY LENDERS
     20.1 Conduct of Business by the Finance Parties. No provision of this Agreement or any other Operative Document will:
          20.1.1 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it deems appropriate in its sole discretion;
          20.1.2 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim (except as may otherwise expressly be set forth herein); or
          20.1.3 oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
     20.2 Assignments and Transfers by the Lenders. Subject to this Article XX, a Lender party hereto (the “Existing Lender”) may transfer to other banks or financial institutions all or any portion of its Loans and/or Commitments (any such transfer to be in an aggregate amount not less than $10,000,000.00) with the prior written consent of the Borrower (not to be unreasonably withheld or delayed); provided, that any such consent of Borrower shall not be required if an Event of Default shall have occurred and be continuing. Existing Lender shall provide to the Borrower at least five (5) Business Days prior notice of the proposed transferee

(the “New Lender”) and the amount of the Loan Facility proposed to be transferred, together with evidence satisfactory to Borrower that the New Lender is a Permitted Transferee and a duly completed Transfer Certificate. If the Borrower shall not have responded to any request for its consent after expiry of such five (5) Business Day period and compliance by Lender with the conditions set forth in the previous sentence, the Borrower shall be deemed to have consented to such transfer. The costs of any such transfer (including any reasonable legal fees of counsel to the Parties to the Loan Documents) shall be payable by the Existing Lender (except in the case of an assignment or transfer that is effected at the request of the Borrower or during the continuation of an Event of Default, in which case, the cost of such assignment or transfer shall be payable by the Borrower), it being understood that in no event shall Facility Agent or Security Trustee (except as set out in this Section 20.2) or the Borrower (except as otherwise set out in this Section 20.2) bear any cost or expense or assume any additional liability arising out of any transfer contemplated in this Section 20.2.
     20.3 Conditions of Assignment or Transfer.
          20.3.1 An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent and the Borrower) that the New Lender will assume the same obligations to the other Finance Parties and the Borrower as it would have been under if it was an Original Lender.
          20.3.2 An assignment will only be effective if the procedure set out in Section 20.5 (Procedure for transfer) is complied with.
          20.3.3 No Lender may transfer or assign by novation any of its rights or obligations under the Loan Documents (it being agreed that any assignment shall nevertheless release the Existing Lender of the Discharged Rights and Obligations, as set forth in Section 20.5 below).
          20.3.4 No Lender may transfer or assign any Loans or any interest therein if such transfer contravenes the provisions of any law, governmental rule or regulation, including without limitation the Securities Act, ERISA or the Code.
          20.3.5 In the event that (i) a Lender assigns or transfers any of its rights or obligations under the Loan Documents (other than upon request by the Borrower or after the occurrence and continuation of an Event of Default) or changes its Facility Office and (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Section 13 (Tax Indemnities) or Section 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office shall only be entitled to receive payment under those Sections to the same extent as the Existing Lender or, as the case may be, the relevant Lender, acting through its previous Facility Office, would have if the assignment, transfer or change, as the case may be, had not occurred.
     20.4 Limitation of Responsibility of Existing Lender.
          20.4.1 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender, and any representations or warranties implied by law are hereby excluded, including but not limited to any representations or warranties relating to:
               (i) the legality, validity, effectiveness, adequacy or enforceability of the Operative Documents or any other documents;
               (ii) the financial condition of the Borrower or the Guarantor;
               (iii) the performance and observance by the Borrower or the Guarantor of its obligations under the Operative Documents or any other documents; or
               (iv) the accuracy of any statements (whether written or oral) made in or in connection with any Operative Document or any other document.
          20.4.2 Each New Lender confirms to the Existing Lender and the other Finance Parties that it (i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Operative Document and (ii) will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Operative Documents or any Commitment is in force.
          20.4.3 Nothing in any Operative Document obliges an Existing Lender to indemnify a New Lender in respect of any of the rights and obligations assigned or transferred under the Operative Documents or to support any losses directly or indirectly incurred by the New Lender by reason of the non performance by the Borrower of its obligations under the Operative Documents or otherwise.
     20.5 Procedure for Transfer.
          20.5.1 Subject to the conditions set out in Section 20.3 (Conditions of Assignments and Transfers by the Lenders), a transfer is effected in accordance with Section 20.2 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
          20.5.2 On the Transfer Date:
               (i) the Borrower and the Existing Lender shall be released from further obligations towards one another under the Loan Documents, and their respective rights against one another shall be cancelled, in each case to the extent transferred to the New Lender (being the “Discharged Rights and Obligations”);
               (ii) subject to Section 20.3.4 the Borrower and the New Lender shall assume obligations towards one another and acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and acquired the same in place of the Borrower and the Existing Lender;
               (iii) the New Lender, the other Lenders and each of the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender with the rights and obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under this Agreement; and
               (iv) the New Lender shall become a Party as a “Lender”.
          20.5.3 The Facility Agent shall, promptly following the Transfer Date, notify each of the Lenders (other than the Existing Lender and the New Lender) and the Borrower of the identity of the New Lender.
     20.6 Disclosure of Information. Any Lender may disclose to any other person:
          20.6.1 to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement and the other Loan Documents;
          20.6.2 with (or through) whom that Lender enters into (or may potentially enter into) any participation or derivative transaction in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or
          20.6.3 to whom, and to the extent that, information is required to be disclosed by any applicable law, any information about the Borrower, the Guarantor and the Operative Documents as that Lender shall consider appropriate if such receiving party shall have agreed to be bound by confidentiality undertakings that are substantially the same as those to which the Lenders are bound hereunder and under Consent and Agreement.
     20.7 Federal Reserve Pledge. Anything in this Section 20 to the contrary notwithstanding, any Lender may at any time pledge or assign (by way of security) all or any portion of its rights under this Agreement to secure obligations of such Lender to any person, including to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     20.8 Participations. A Lender may sell or agree to sell to one or more other persons (each, a “Participant”) a participation or sub-participation in all or any part of any Commitment and/or the Loans; provided, that: (a) such Lender’s obligations under this Agreement shall remain unchanged (including but not limited to its obligation to make Advances); (b) such Lender shall remain solely responsible to the Borrower for the performance of such obligations; and (c) Borrower, the Facility Agent and the Security Trustee shall continue to deal solely with such Lender in connection with such Lender’s rights and obligations under the Operative Documents. The grant by a Lender of such a participation or sub-participation shall not preclude any Participant from granting a sub-participation to one or more other persons but in each case, the granting of such participation or sub-participation shall not affect or increase the right of such Lender to any compensation pursuant to this Agreement, any such amount of compensation or obligation to be determined without respect to any participation or sub-participation which has been so granted; provided, however, that if the Borrower would be obliged to make a payment for the account of a Participant under Section 13 (Tax Indemnities) or Section 14 (Increased Costs), then the Participant shall only be entitled to receive payment under those Sections to the same extent as the Lender would have if the participation or sub-participation, as the case may be, had not occurred. Any agreement or instrument pursuant to which a participation or sub-participation hereunder is granted shall (i) provide that, as between the Borrower and the Lender, such Lender retains the sole and exclusive right to enforce the Operative Documents and to approve any amendment, modification or waiver of any provision of the Operative Documents in accordance their respective terms and (ii) contain confidentiality provisions equivalent in substantially all respects to those contained herein. The Lenders hereby agree to enforce such confidentiality provisions for the benefit of the Borrower.
ARTICLE XXI
NOTICES
     21.1 Communications in Writing. Any communication to be made under or in connection with the Loan Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
     21.2 Addresses. Subject always to Section 21.3, the address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Loan Documents is:
          21.2.1 in the case of the Borrower:
Atlas Air, Inc.
200 Westchester Avenue
Purchase, NY 10577
Fax: (914) 701-8415
Attention: William C. Bradley, Vice President and Treasurer
          21.2.2 in the case of the Facility Agent:
Norddeutsche Landesbank Girozentrale
Ship and Aircraft Finance Department
Friedrichswall 10
30159 Hannover
Germany
Attention: Aviation Group (2214/2009)

          21.2.3 in the case of the Security Trustee:
Bank of Utah
200 E. South Temple, Suite 210
Salt Lake City, UT 84111
Fax: (801) 746-3519
Attention: Corporate Trust Services
          21.2.4 in the case of the Lenders, that set forth in Schedule 1A, as applicable, or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.
     21.3 Delivery.
          21.3.1 Any communication or document made or delivered by one person to another under or in connection with the Loan Documents will only be effective:
               (i) if by way of fax, when received in legible form;
               (ii) if by way of letter, when it has been left at the relevant address or ten (10) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; and
               (iii) if a particular department or officer is specified as part of its address details provided under Section 21.2 (Addresses), if addressed to that department or officer.
          21.3.2 All notices from the Borrower shall be sent by the Borrower or, at the direction of the Borrower, through the Facility Agent and all notices to the Borrower from a Finance Party shall be sent through the Facility Agent.
     21.4 Notification of Address and Fax Number. Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Section 21.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.
ARTICLE XXII
MISCELLANEOUS
     22.1 No Assignment by the Borrower. The Borrower shall not assign any of its rights or transfer any of its rights or obligations under the Operative Documents (except as expressly contemplated under the Security Documents) without the prior written consent of the Facility Agent (acting on the instructions of all of the Lenders). For the avoidance of doubt, the Borrower shall be entitled to enter into the transactions contemplated by Section 10.8 without the prior consent of the Facility Agent subject only to compliance with the conditions contemplated therein.
     22.2 Set Off. A Finance Party may set off any matured obligation due from the Borrower under the Loan Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.
     22.3 Partial Invalidity. If, at any time, any provision of the Operative Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
     22.4 Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under the Operative Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
     22.5 Amendments and Waivers.
     22.5.1 Subject to Section 22.5.3 any term of the Loan Documents may be amended or waived only in writing with the consent of the Controlling Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
     22.5.2 The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Section.
     22.5.3 No amendment or waiver that has the effect of changing or which relates to the following shall be made without the prior consent of all the Lenders:
               (i) the definition of “Controlling Lenders” or “Lenders’ Purchase Price”;
               (ii) a change in the Commitments or an acceleration of the Pre Delivery Payment Dates;
               (iii) a change of the date of payment of any amount, a reduction of the amount of any payment under the Loan Documents or any increase or extension of any commitment of a Lender (except as consented to by each person adversely affected thereby);
               (iv) the release of the Guarantee or any Security Interest unless permitted under the Loan Documents;

               (v) a reduction, modification or amendment of any indemnities in favor of any Lender (except as consented to by each person adversely affected thereby),
               (vi) a change in the currency in which any Secured Obligation is payable under the Loan Documents;
               (vii) any amendment to Section 2.3 (Purpose), 3.3 (Amount), 19.5 (Partial Payments) or Section 19.6 (Application of Security Proceeds); and
               (viii) any amendment to Section 2.3 (Lender’s Rights and Obligations), Section 15.2 (Break Amounts), Section 16.1 (Events of Default), Article XX (Finance Parties; Assignment by Lenders) or this Section 23; and
               (ix) any amendment to Section 10.9 (Aircraft Purchase Agreement) and the following Sections of the Consent and Agreement: the definitions of “Lender’s Purchase Price” and “Return Amount” and Sections 3.1, 3.3, 3.5(d), 4.1, 5.1, 5.3, 5.6, 5.9 and 5.11.
          22.5.4 An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Security Trustee may not be effected without the consent of the Facility Agent or the Security Trustee, as the case may be.
          22.5.5 Any amendment or waiver made pursuant to this Section shall be made in writing.
     22.6 Waiver of Consequential Damages. In no event shall any Party be liable on any theory of liability for any special, indirect, incidental, consequential or punitive damages, and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     22.7 Counterparts / Facsimile / PDF. Each Loan Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Loan Document. The delivery of an executed counterpart of each Loan Document by facsimile or by PDF shall be deemed to be the equivalent of the delivery of an originally executed original thereof (except for mortgages and other security documents as to which an original is required in order for the security to be valid and perfected).
     22.8 Confidentiality. Each Party shall, and shall use all reasonable efforts to ensure that its respective officers, directors, employees and agents, maintain as confidential and shall not, without the prior written consent of the Borrower and the Facility Agent, disclose to any third party the terms of any Operative Document, or any of the information, reports, invoices or documents (except to the extent that it is available on the Guarantor’s website) supplied by or on behalf of any of the Parties, save that a Party shall be entitled to disclose any such terms, information, reports, invoices or documents:
     (a) in connection with any proceedings arising out of or in connection with any of the Operative Documents to the extent that such Party is advised by legal counsel that it is necessary to protect its interests or is legally required to do so; or if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; or
     (b) pursuant to any law or regulation having the force of law (including rules and regulations of the SEC); or
     (c) to any fiscal, monetary, tax, governmental or other competent authority or supervisory boards and bodies; or
     (d) to its auditors, bankers, legal or other professional advisers (which are under an ethical obligation to or agree to hold such information confidential); or
     (e) in any manner contemplated by any of the Operative Documents; or
     (f) for due diligence purposes in connection with significant transactions or dealings involving any Party, and which are outside the ordinary course of that Party’s business, including investments, acquisitions or financings, to other potential parties to such dealings or transactions or their professional advisors, provided that such other parties (i) shall not be permitted to retain any copies of any of the Operative Documents or to disclose same to any third party; and (ii) shall enter into a confidentiality agreement on terms substantially similar to those contained in this Section 22, except that such confidentiality agreement shall not provide for any disclosure of the terms of the Operative Documents or any non-public information, including pursuant to this due diligence exemption; or
     (g) if the information contained therein shall have emanated in conditions free from confidentiality restrictions from some person other than such Party and such Party would, but for the preceding provisions of this Section 23, have been free to disclose or use the same.
     22.9 GOVERNING LAW; JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          22.9.1 GOVERNING LAW. THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          22.9.2 SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE FACILITY AGENT, THE SECURITY TRUSTEE OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          22.9.3 WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 22.9.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          22.9.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.
          22.9.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     22.10 USA Patriot Act. Each of the Facility Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the

Borrower and other information that will allow each of the Facility Agent and the Lenders (as the case may be) to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by the duly authorized representatives of the parties hereto as of the day and year first above written.
ATLAS AIR, INC.
as Borrower

By:	/s/ William C. Bradley
	Name:	William C. Bradley
	Title:	Vice President and Treasurer

NORDDEUTSCHE LANDESBANK GIROZENTRALE as Original Lender and Facility Agent

By:	/s/ Oliver Gruenke
	Name:	Oliver Gruenke
	Title:	Vice President

By:	/s/ Brigit Sygusch
	Name:	Brigit Sygusch
	Title:	Vice President

BANK OF UTAH as Security Trustee

By:	/s/ Nancy M. Dahl
	Name:	Nancy M. Dahl
	Title:	Vice President